Exhibit 4.11

LONGTOP FINANCIAL TECHNOLOGIES LIMITED

SERIES B PREFERRED

SHARE PURCHASE AGREEMENT

December 19, 2006

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	3.2	Purchase Entirely for Own Account	17
	3.3	Disclosure of Information	18
	3.4	Investment Experience	18
	3.5	Accredited Investor	18

4.	Conditions of Investors’ Obligations at Closing		18
	4.1	Representations and Warranties	18
	4.2	Performance	18
	4.3	Board of Directors	18
	4.4	Investors’ Rights Agreement	18
	4.5	First Refusal and Co-Sale Agreement	19
	4.6	Management Rights Agreement	19
	4.7	Approvals and Consents	19
	4.8	Proceedings and Documents	19
	4.9	Amended Memorandum of Association	19
	4.10	Due Diligence	19
	4.11	Director’s Certificate	19
	4.12	Compliance Certificate	19
	4.13	Legal Opinions	20
	4.14	No Material Adverse Events	20
	4.15	Directors and Officers Insurance	20

5.	Conditions of the Company’s Obligations at Closing		20
	5.1	Representations and Warranties	20
	5.2	Payment of Purchase Price	20
	5.3	Performance	20
	5.4	Investors’ Rights Agreement	20
	5.5	First Refusal and Co-Sale Agreement	20
	5.6	Approvals and Consents	20
	5.7	Qualifications	21

6.	Miscellaneous		21
	6.1	Indemnification of Company	21
	6.2	Survival	21
	6.3	Successors and Assigns	21
	6.4	Governing Law	22
	6.5	Counterparts	22
	6.6	Titles and Subtitles	22
	6.7	Notices	22
	6.8	Expenses	22
	6.9	Amendments and Waivers	22
	6.10	Severability	23
	6.11	Aggregation of Shares	23
	6.12	Entire Agreement	23
	6.13	Arbitration	23

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SCHEDULE A	Schedule of Investors
SCHEDULE B	List of Founders

EXHIBIT A	Second Amended and Restated Memorandum of Association
EXHIBIT B	Capitalization
EXHIBIT C	Amended and Restated Investors’ Rights Agreement
EXHIBIT D	Amended and Restated First Refusal and Co-Sale Agreement
EXHIBIT E	Form of Management Rights Letter
EXHIBIT F	Opinion of Conyers Dill & Pearman
EXHIBIT G	Opinion of Goulston & Storrs

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LONGTOP FINANCIAL TECHNOLOGIES LIMITED

SERIES B PREFERRED SHARE PURCHASE AGREEMENT

THIS PREFERRED SHARE PURCHASE AGREEMENT (the “Agreement”) is made as of the 19th day of December, 2006, by and among Longtop Financial Technologies Limited, an International Business Company under the laws of the British Virgin Islands (the “Company”) and the investors listed on Schedule A hereto (each of which is herein referred to as an “Investor” and, collectively, the “Investors”).

THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Purchase and Sale of Securities.

1.1 Sale and Issuance of Series B Preferred Shares.

(a) The Company shall adopt and file with the Registrar of Companies on or before the Closing (as defined below) the Second Amended and Restated Memorandum of Association of the Company in the form attached hereto as Exhibit A (the “Amended Memorandum”).

(b) On or prior to the Closing (as defined below), the Company shall have authorized (i) the sale and issuance to the Investors of its Series B Preferred Shares (the “Shares”) and (ii) the issuance of the Ordinary Shares to be issued upon conversion of the Shares (the “Conversion Shares”). The Shares and the Conversion Shares shall have the rights, preferences, privileges and restrictions set forth in the Amended Memorandum.

(c) Subject to the terms and conditions of this Agreement, each Investor agrees, severally and not jointly, to purchase at the Closing and the Company agrees to sell and issue to each Investor at the Closing, that number of Shares set forth opposite such Investor’s name on Schedule A hereto for US$9.6525 per share.

1.2 Closing. The purchase and sale of the Shares shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian (“Gunderson Dettmer”), 220 W. 42nd Street, 20th Floor, New York, New York 10036, at 10:00 A.M. (local time), on or about December 19, 2006, or at such other time and place as the Company and Investors agree upon orally or in writing (which time and place are designated as the “Closing”). At the Closing, the Company shall deliver to each Investor a certificate representing the Shares that each Investor is purchasing against payment of the aggregate purchase price set forth opposite such Investor’s name on Schedule A hereto by wire transfer of immediately available funds.

1.3 Use of Proceeds. The Company shall use US$4,826,250.00 of the proceeds from the sale of the Shares to repurchase 500,000 Ordinary Shares (as defined below) at a price of US$9.6525 per share from Bloomwell International Limited, an International Business Company organized and existing under the laws of the British Virgin Islands (“Bloomwell”), as soon as is practicable, but in any event within ten (10) days of the Closing. The remaining proceeds from the sale of Shares shall be used for general corporate purposes and working capital.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Investor that, except as set forth on a Schedule of Exceptions (the “Schedule of Exceptions”) furnished to each Investor, specifically identifying the relevant Section hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder; provided that the information and disclosures contained in each part of the Schedule of Exceptions shall be deemed to be disclosed and incorporated in each other part of the Schedule of Exceptions to which such information and disclosure is applicable:

2.1 Organization, Good Standing and Qualification. Each of the Company and any entity (other than a natural person) (i) that is directly or indirectly controlled by the Company or (ii) whose assets, or portions thereof, are consolidated with the net earnings of the Company and are recorded on the books of the Company for financial reporting purposes in accordance with United States generally accepted accounting principles (“GAAP”), including but not limited to State Prime Technology Limited, a limited liability company organized and existing under the Laws of Hong Kong, Longtop (Xiamen) Software Co., Ltd., a limited liability company organized and existing under the laws of the People’s Republic of China (“PRC”), Longtop International Holdings Limited, an International Business Company organized and existing under the laws of the British Virgin Islands, Longtop International Inc., a Delaware corporation, Xiamen Longtop System Co., Ltd., a limited liability company organized and existing under the laws of the PRC, Xiamen Longtop Technology Co., Ltd., a limited liability company organized and existing under the laws of the PRC, Xiamen Longtop Information Technology Co., Ltd., a limited liability company organized and existing under the laws of the PRC, Beijing Longtop Technology Co., Ltd., a limited liability company organized and existing under the laws of the PRC, Shanghai Longtop Information Technology Co., Ltd., a limited liability company organized and existing under the laws of the PRC, Grand Legend Holdings Limited, an International Business Company organized and existing under the laws of the British Virgin Islands, Advanced Business Services (Beijing) Ltd., a limited liability company organized and existing under the laws of the PRC and Longtop International Incorporated, a corporation organized and existing under the laws of Canada (each a “Group Company” and, collectively, the “Group Companies”) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, and has all requisite corporate or other power and authority to carry on its business as now conducted. Each Group Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

2.2 Capitalization and Voting Rights of the Company. The authorized capital of the Company consists, or will consist immediately prior to the Closing, of:

(a) Preferred Shares. Six Million Eight Hundred Twelve Thousand and Three (6,812,003) Preferred Shares, par value US$0.01 (the “Preferred Shares”), of which (i) Four Million Two Hundred Forty Thousand (4,240,000) Preferred Shares have been designated Series A Preferred Shares (the “Series A Preferred Shares”), all of which are issued and outstanding, and (ii) Two Million Five Hundred Seventy Two Thousand and Three (2,572,003) Preferred Shares have been designated Series B Preferred

Shares (the “Series B Preferred Shares”), all of which may be sold pursuant to this Agreement. The rights, privileges and preferences of the Preferred Shares will be as stated in the Amended Memorandum.

(b) Ordinary Shares. Forty Five Million Seven Hundred Sixty Thousand (45,760,000) Ordinary Shares, par value US$0.01 (“Ordinary Shares”), of which Nineteen Million Six Hundred Sixty Thousand (19,660,000) shares are issued and outstanding.

(c) The outstanding Ordinary Shares and Preferred Shares are owned by the shareholders and in the numbers specified in Exhibit B hereto.

(d) The outstanding Ordinary Shares are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with all applicable securities laws, rules and regulations or pursuant to valid exemptions therefrom.

(e) Except for (i) the conversion privileges of the Preferred Shares and (ii) the rights of first offer provided in Section 2.4 of that certain Amended and Restated Investors’ Rights Agreement in the form attached hereto as Exhibit C (the “Investors’ Rights Agreement”), there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital securities. The Company has reserved Two Million (2,000,000) Ordinary Shares for purchase upon exercise of options granted or to be granted in the future under the Company’s 2005 Long Term Incentive Plan (the “Option Plan”) of which Nine Hundred Seventy-Two Thousand Seven Hundred Sixty (972,760) shares are issued and outstanding.

(f) Except for agreements explicitly contemplated hereby and by the Ancillary Agreements, the Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement or understanding between any persons and/or entities which affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company.

(g) Section 2.2(g) of the Schedule of Exceptions sets forth a complete list of each security of the Company owned, either directly or indirectly, by any officer, director or employee, of the Company, or by any affiliate or any member of the immediate family of any such individual, together with a description of the material terms of the vesting provisions and, to the Company’s knowledge, the rights of first refusal and rights of repurchase applicable to each such security (other than such rights set forth in the First Refusal and Co-Sale Agreement, as defined below).

(h) No share plan, share purchase, share option or other agreement or understanding between the Company and any holder of any securities or rights exercisable or convertible for securities provides for acceleration or other changes in the vesting provisions or changes to any other material terms of such agreement or understanding that will materially adversely affect the Investors as the result of the occurrence of any event.

2.3 Capitalization and Voting Rights of the Group Companies.

(a) Mr. Ka Hiu Kung (Mr. Kung is also referred to as Jia Xiaogong) wholly owns and controls all of the equity interest in Bloomwell and Mr. Lin Wai Chau (Mr. Chau is also referred to as Lian Weizhou) wholly owns and controls all of the equity interest in Concentra Holdings Limited, an International Business Company organized and existing under the laws of the British Virgin Islands.

(b) Exhibit B hereto sets forth the capitalization of Well Active International Limited.

(c) The registered capital or outstanding shares or other equity interests of each Group Company is fully paid as required and one hundred percent (100%) duly vested in the respective shareholders of such entity in accordance with applicable rules and regulations and is held by the persons as set forth in Section 2.3 of the Schedule of Exceptions. Except as provided in Section 2.3 of the Schedule of Exceptions, there are no outstanding rights or commitments made of any Group Company or, to the Company’s knowledge, any of its investors, joint venture partners and owners, to issue, purchase or sell any equity interest in any Group Company.

(d) The constitutional documents relating to any Group Company have been duly approved or issued (as applicable) by the appropriate authorities and are valid and in full force.

(e) All consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any governmental authority (the “Governmental Authorizations”), including, with respect to the PRC entities, the registrations with the Ministry of Commerce, the Ministry of Science and Technology, the Ministry of Information Industry, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, the tax bureau, the customs authorities, the product registration authorities and the local counterpart of each of the aforementioned governmental authorities, as applicable, permits, franchises or licenses required under applicable laws for the due and proper establishment and operation of any Group Company as currently operated, or presently contemplated to be operated, have been duly obtained from the appropriate authorities and are in full force and effect, except where the failure to obtain such Governmental Authorization, permit or license is not reasonably expected to have a material adverse effect on its business or properties. No Group Company is in default in any material respect under any such franchises, permits, licenses or other similar authority.

(f) No Group Company has received any letter or notice from any relevant authority notifying it of the revocation of any Governmental Authorization, permit or license issued to it for non-compliance or the need for compliance or remedial actions under such Governmental Authorization in respect of the activities carried out directly or indirectly by such Group Company, except such as is not reasonably expected to have a material adverse effect on its business or properties.

(g) Each Group Company has been conducting its business activities within the permitted scope of business or is otherwise operating its businesses in compliance with all applicable legal requirements, including producing, processing and/or distributing products with all requisite licenses, permits and approvals granted by competent authorities, except such as is not reasonably expected to have a material adverse effect on its business or properties.

(h) To the Company’s knowledge, no Governmental Authorization, license or permit required for the conduct of any part of any Group Company’s business which is subject to periodic renewal will not be granted or renewed by the relevant authorities, except such as is not reasonably expected to have a material adverse effect on its business or properties.

2.4 Subsidiaries. Besides the other Group Companies, no Group Company presently owns or controls, directly or indirectly, any controlling equity interest in any other corporation, association, joint venture, partnership or other business entity.

2.5 Authorization. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the Investors’ Rights Agreement, that certain Amended and Restated First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit D (the “First Refusal and Co-Sale Agreement”, and together with the Investors’ Rights Agreement, the “Ancillary Agreements”), the performance of all obligations of the Company hereunder and thereunder, and the consummation of the transactions contemplated herein and therein has been taken. Each of this Agreement and the Ancillary Agreements constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable securities laws.

2.6 Valid Issuance of Preferred and Ordinary Shares. The Shares being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Ancillary Agreements and under applicable securities laws. The Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Amended Memorandum, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Ancillary Agreements and under applicable securities laws.

2.7 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any United States, local or foreign governmental authority on the part of any Group Company is required in connection with the consummation of the transactions contemplated by this Agreement, except (i) the filing of the Amended Memorandum with the Registrar of Corporate Affairs in the British Virgin Islands and (ii) such other post-closing filings as may be required in the United States.

2.8 Offering. Subject in part to the truth and accuracy of the Investors’ representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of any applicable United States, foreign or local securities laws.

2.9 Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against any Group Company that questions the validity of this Agreement or any Ancillary Agreement, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, prospects or affairs of any Group Company, financially or otherwise, or any change in the current equity ownership of any Group Company, nor is the Company aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened (or any basis therefore known to any Group Company) involving the prior employment of any Group Company’s employees, their use in connection with any Group Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. No Group Company is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by any Group Company pending or that any Group Company currently intends to initiate.

2.10 Employment Agreements.

(a) The Company has adopted and implemented among all employees of the Company and its subsidiaries (i) an amended standard employment agreement, (ii) an employment handbook and (iii) a non-compete agreement, in each case in the form prescribed by special counsel to the Investors.

(b) Each consultant of the Company has executed a consulting agreement in substantially the form provided or made available to the Investors.

(c) No present or former employee, officer or consultant of any Group Company has or will have excluded works or inventions from his or her assignment of inventions pursuant to such employee’s or officer’s employment agreement or such consultant’s consulting agreement, as applicable, except such as is not reasonably expected to have a material adverse effect on the business or conditions of the Company and the Group Companies taken as a whole.

(d) To the Company’s knowledge, no current or former employees, officers or consultants of any Group Company are in violation of their respective employment or consulting agreements in any material respect, and each Group Company will use its diligent efforts to prevent any such violation.

2.11 Intellectual Property.

(a) Each Group Company has sufficient title and ownership of or licenses to all patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted without any violation or infringement of, or other conflict with, the rights of others, except for such items as have yet to be conceived or developed (such rights are collectively referred to herein as the “Group Company Intellectual Property”). Section 2.11 of the Schedule of Exceptions contains a complete list of patents and pending patent applications and registrations and applications for trademarks, copyrights and domain names of, or licensed to, a Group Company. Except as set forth in Section 2.11 of the Schedule of Exceptions, all Group Company Intellectual Property used or incorporated into any Group Company products or products actively under development were developed by or for a Group Company by the current or former employees, consultants or independent contractors of the Group Company or its predecessors-in-interest (each of whom has validly assigned all of his or her right, title and interest therein in writing to the Group Company) or were purchased and are licensed or owned exclusively by the Group Company or its predecessors-in-interest free and clear of claims and rights of any other person. No product or service marketed or sold (or currently proposed to be marketed or sold) by a Group Company violates or will violate any license or infringes upon any intellectual property rights of any other party. There are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership of interests of any kind relating to Group Company Intellectual Property that is to any extent owned by or exclusively licensed to any Group Company, nor is any Group Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, domain names, copyrights, trade secrets, licenses, information, proprietary rights and/or processes of any other person or entity, except, in either case, for standard end-user, object code, internal-use software license for generally commercially available, “off-the-shelf” third party software products that are not and will not to any extent be part of, or require payment with respect to, any product, service or intellectual property offering of any Group Company (“Off-the-Shelf Software”). No Group Company has received any communications alleging that any Group Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity and the Company does not believe that such an allegation is forthcoming. The Company is not aware that any Group Company’s employees, independent contractors or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of such Group Company or that would conflict with each Group Company’s business as presently conducted or as presently proposed to be conducted. Neither the execution nor delivery of this Agreement or the Ancillary Agreements, nor the carrying on of each Group Company’s business by the employees, independent contractors or consultants of each Group Company, nor the conduct of each Group Company’s business as presently proposed, will, to Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees, independent contractors or consultants is now obligated. To the Company’s knowledge, it is not and will not be necessary for any Group Company to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to or outside the scope of their employment by such Group Company.

Each Group Company has taken commercially reasonable steps to establish and preserve its ownership of its Group Company Intellectual Property.

(b) Section 2.11(b)(i) of the Schedule of Exceptions contains a complete and accurate list of all material software programs that are used by any Group Company in the business for which it is the licensee or lessee or which the Group Company has otherwise obtained the right to use, except for Off-the-Shelf Software (“Licensed Software”). True, correct and complete copies of such licenses or leases for Licensed Software have been provided to or otherwise made available to the Investors and/or their counsel. Each Group Company is in material compliance with such licenses and leases. Section 2.11(b)(ii) of the Schedule of Exceptions contains a list or description of all material software programs developed or owned by any Group Company and which are either generally offered by the Group Company as products or otherwise used in the Group Company’s business (the “Owned Software”). The Group Company is the owner of all right, title and interest in and to the Owned Software, free and clear of any encumbrances. The Owned Software and Licensed Software (collectively, the “Group Company Software”), constitutes all material software programs necessary to the conduct of each Group Company’s business as now conducted and as presently proposed to be conducted. No Group Company is infringing upon any intellectual property rights of any other person with respect to the Group Company Software and to the Company’s knowledge, no other person is infringing upon any Group Company Intellectual Property with respect to the Group Company Software. Except as set forth in Section 2.11(b)(iii) of the Schedule of Exceptions, the Owned Software, and to the knowledge of the Company, the Licensed Software, does not contain any open source, copyleft or community source code, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement. In addition, no intellectual property rights that are used or incorporated into any Group Company’s products or products actively under development require the disclosure or distribution of all or a portion of the source code for any Owned Software. The components used in any Group Company’s products are free of any disabling codes or instructions (a “Disabling Code”), intentionally created, undocumented contaminants and, to the knowledge of the Company, any virus (collectively, “Contaminant”), that may, or may be used to, access, modify, delete, damage or disable the Systems (as defined below) or that may result in damage thereto. The components obtained from third party suppliers are, to the knowledge of the Company, free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the Systems or that might result in damage thereto. Each Group Company has taken commercially reasonable steps and implemented commercially reasonable procedures to ensure that its internal computer systems (consisting of hardware, software, databases or embedded control systems) (the “Systems”) are free from Disabling Codes and Contaminants, including without limitation, scanning the Group Company Software and Systems for any virus using industry standard and fully current virus scanning software and techniques. Each Group Company has in place appropriate disaster recovery plans, procedures and facilities and has taken all commercially reasonable steps to safeguard its Systems and restrict unauthorized access thereto. As used in this Agreement, all references to any Group Company’s “products” shall include commercially-available software products and customized software solutions that are developed and delivered to each Group Company’s customers.

2.12 Compliance with Other Instruments. No Group Company is in violation or default of any provision of its organizational documents, or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or, to its knowledge, of any provision of any United States, foreign or local statute, rule or regulation applicable to any Group Company, including, without limitation, the United States Foreign Corrupt Practices Act, as amended, except such violations or defaults as are not reasonably expected to have a material adverse effect on its business or properties. The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of any Group Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to any Group Company, its business or operations or any of its assets or properties, except such violations, defaults or conflicts as are not reasonably expected to have a material adverse effect on its business or properties.

2.13 Agreements; Actions.

(a) Except for agreements explicitly contemplated hereby and by the Ancillary Agreements, there are no agreements, understandings or proposed transactions between any Group Company and any of its officers, directors, affiliates, or any affiliate thereof, or any members of their immediate families or any entity controlled by such individuals.

(b) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which any Group Company is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to any Group Company in excess of US$250,000, or (ii) any license of any patent, copyright, trade secret or other proprietary right to or from any Group Company (other than (A) the license of any Group Company’s software and products in object code form in the ordinary course of business pursuant to standard end-user agreements the form of which has been provided or otherwise made available to special counsel for the Investors or (B) the license to any Group Company of Off-the-Shelf Software), or (iii) provisions materially restricting or affecting the development, manufacture or distribution of any Group Company’s products or services, or (iv) indemnification by any Group Company with respect to infringements of any other person’s proprietary rights or (v) the grant by any Group Company of any rights to access the source code of any Owned Software.

(c) No Group Company has (i) incurred any indebtedness for money borrowed or any other liabilities, (ii) made any loans or advances to any person, other than ordinary advances for travel expenses, or (iii) sold, exchanged or otherwise disposed of any of its assets or rights, except any such indebtedness, liability, loan, advance or disposal that (x) is less than $100,000 individually or, to the extent related, in aggregate, (y) is incurred or made in the ordinary course of business or (z) is reflected in the Financial Statements.

(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities any Group Company has reason to believe is affiliated therewith) (i) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections and (ii) shall not include any indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions exclusively between a Group Company and the Company or any other Group Company.

(e) The Company has not engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the direct or indirect consolidation or merger of any Group Company with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution or winding up of the Company.

2.14 Related-Party Transactions. No employee, officer, or director of any Group Company (a “Related Party”) or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls, has any outstanding indebtedness to any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them that is more than $50,000 in aggregate as to any such employee, officer or director. To the Company’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation other than a Group Company or a publicly traded company, which firm or corporation has a material business relationship with or competes with any Group Company.

2.15 Disclosure. The Company has provided or otherwise made available to each Investor all the information that such Investor has requested with respect to its decision whether to purchase the Shares. No information delivered in connection with this Agreement or the Ancillary Agreements contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.

2.16 Registration Rights. Except as provided in the Investors’ Rights Agreement, no Group Company has granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

2.17 Financial Statements. The Company has delivered to each Investor its unaudited financial statements (balance sheet and income and cash flow statements, including notes thereto) for the year ended and as of December 31, 2005, and its unaudited financial statements (balance sheet and income statement) as at and for the ten-month period ended October 31, 2006 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other, except that the unaudited Financial Statements may not contain all footnotes required by

GAAP and do not provide for equity compensation expense under SFAS 123(R) or otherwise. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to October 31, 2006 (the “Financial Statement Date”) and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

2.18 Tax Returns, Payments and Elections. Each Group Company has filed (or has had filed on its behalf), will timely file or will cause to be timely filed, or has timely filed for an extension of the time to file all tax returns and reports (including information returns and reports) as required by law. These returns and reports are true and correct in all material respects except to the extent that a reserve has been reflected on the Financial Statements in accordance with GAAP. Each Group Company has paid all taxes and other assessments due, except those contested by it in good faith that are listed in Section 2.18 of the Schedule of Exceptions and except to the extent that a reserve has been reflected on the Financial Statements in accordance with GAAP. The provision for taxes of the Group Companies as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. No Group Company has made any elections pursuant to the United States Internal Revenue Code or 1986, as amended (the “Code”) or pursuant to the applicable tax laws of any jurisdiction other than the United States (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material adverse effect on the Company’s consolidated financial condition, business as presently conducted or proposed to be conducted or any of its properties or material assets. No Group Company has had any tax deficiency assessed, or to the knowledge of the Company, proposed against it or has executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge that remains in effect. No Group Company’s tax returns, federal, state or otherwise, has been audited by any relevant governmental authority. Since the Financial Statement Date, no Group Company has incurred any taxes, assessments or governmental charges other than in the ordinary course of business and the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to their businesses, properties and operations for such period. The Group Companies have withheld or collected from each payment made to each of their employees, the amount of any taxes required to be withheld or collected therefrom, and have timely paid (or has had timely paid on its behalf) the same to the proper tax receiving officers or authorized depositories.

2.19 Controlled Foreign Corporation. No Group Company is, and no Group Company will be immediately after the Closing, a “Controlled Foreign Corporation” (“CFC”) as defined in Section 957 of the Code with respect to the securities held by Investor.

2.20 Passive Foreign Investment Company. No Group Company has ever been, and to the knowledge of the Company no Group Company will be with respect to the taxable year in which the Closing occurs, a “passive foreign investment company” within the meaning of Section 1297 of the Code.

2.21 Labor Agreements and Actions. No Group Company is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or has sought to represent any of the employees, representatives or agents of a Group Company. There is no strike or other labor dispute involving a Group Company pending or, to the knowledge of the Company, threatened (nor has there been since the incorporation of each Group Company), nor is any Group Company aware of any labor organization activity involving its employees. Each Group Company has complied in all respects with all applicable laws, regulations and rules in respect of employment (including regulations concerning equal employment opportunity), except where the failure to comply with such laws is not reasonably expected to have a material adverse effect on its business or properties.

2.22 Title to Property and Assets. Each Group Company has good and marketable title to its properties and assets held in each case subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind, except those incurred in the ordinary course of business, consistent with past practices. With respect to the property and assets it leases, each Group Company is in compliance in all material respects with such leases and, to the knowledge of the Company, such Group Company holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets (subject to laws of general application relating to bankruptcy, insolvency, reorganization, or other similar laws affecting creditor’s rights generally and other equitable remedies).

2.23 Insurance. Each Group Company has in full force and effect the insurance coverage of such types and at the coverage levels as are prudent and customary for similarly situated companies, including without limitation, fire and property insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its material properties that might be damaged or destroyed.

2.24 Changes. Since the Financial Statement Date, with respect to the Company and the Group Companies, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company and the Group Companies from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adversely affecting the assets, properties, financial condition, operating results or business of the Company and the Group Companies taken as a whole;

(b) any material change in the contingent obligations of the Company and the Group Companies by way of guarantee, endorsement, indemnity, warranty or otherwise, other than (i) equipment leases made in the ordinary course and (ii) such contingent obligations with respect to an amount of US$50,000 in the aggregate or less;

(c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or business of the Company and the Group Companies taken as a whole (as presently conducted and as presently proposed to be conducted);

(d) any waiver of a valuable right or of a material debt of the Company and the Group Companies taken as a whole;

(e) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or a Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of the Company and the Group Companies taken as a whole;

(f) any material change or amendment to a material contract or arrangement by which the Company and the Group Companies or any of their assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(g) any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director;

(h) any sale, assignment or transfer of any Group Company Intellectual Property or other material intangible assets of such Group Company (other than in the ordinary course of business);

(i) any resignation or termination of any officer or Key Employee (as defined below) of the Company or any Group Company, including any individual listed on Schedule B attached hereto (each of which is herein referred to as a “Founder” and, collectively, the “Founders”). “Key Employee” shall include any (i) general manager, deputy general manager, chief engineer, deputy engineer, chief and deputy accountants or auditors of the Company (the “Senior Management Personnel”), (ii) management personnel, such as employees who are less senior than Senior Management Personnel but who supervise the general staff, such as the assistant managers, department heads and supervisors of the Company, (iii) technical personnel, such as key-bone employees who possess confidential information or trade secrets regarding technical or business operations of the Company, and (iv) other employees with access to the Company’s confidential information or trade secrets;

(j) any mortgage, pledge, transfer of a security interest in, or lien created by the Company or a Group Company, with respect to any their properties or assets, except liens for taxes not yet due or payable and liens in the ordinary course that do not materially adversely affect the business of the Company and the Group Companies taken as a whole;

(k) any declaration, setting aside or payment or other distribution in respect of any of the Company’s or any Group Company’s share capital, or any direct or indirect redemption, purchase or other acquisition of any of such share capital by the Company (other than to directors, officers and employees of the Company or any Group Company pursuant to existing equity compensation or stock purchase plans, as compensation for or in connection with services rendered, or for reimbursement of expenses);

(l) any failure to conduct business in the ordinary course, consistent with past practices of the Company and the Group Companies taken as a whole where such failure would have a material adverse effect on the business or properties of the Company and the Group Companies taken as a whole;

(m) to the knowledge of the Company, any other event or condition of any character which could reasonably be expected to have a material adverse affect on the assets, properties, financial condition, operating results or business of the Company and the Group Companies taken as a whole (as such businesses are presently conducted and as they are presently proposed to be conducted); or

(n) any agreement or commitment by the Company or any Group Company or any Founder to do any of the things described in this Section 2.24.

2.25 OFAC Compliance.

(a) None of the Company or, to its knowledge, its directors, officers, Board members or employees is an OFAC Sanctioned Person. The Company and, to its knowledge, its directors, officers, Board members or employees are in compliance with, and have not previously violated, the USA Patriot Act of 2001, to the extent applicable to the Company and such persons and all other applicable B.V.I., U.S. and PRC anti-money laundering laws and regulations. To the best of the Company’s knowledge, none of (i) the purchase and sale of the Shares, (ii) the use of the purchase price, (iii) the execution, delivery and performance of this Agreement or any of the Ancillary Agreements, or (iv) the consummation of any transaction contemplated hereby or thereby, or the fulfillment of the terms hereof or thereof, will result in a violation by anyone, including without limitation the Investors, of any of the OFAC Sanctions or of any anti-money laundering laws of the United States, the British Virgin Islands, PRC or any other jurisdiction.

(b) For the purposes of Section 2.25(a):

(i) “OFAC Sanctions” means any sanctions program administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) under authority delegated to the Secretary of the Treasury (the “Secretary”) by the President of the United States or provided to the Secretary by statute, and any order or license issued by, or under authority delegated by, the President or provided to the Secretary by statute in connection with a sanctions program thus administered by OFAC. For ease of reference, and not by way of limitation, OFAC Sanctions programs are described on OFAC’s website at www.treas.gov/ofac.

(ii) “OFAC Sanctioned Person” means any government, country, corporation or other entity, group or individual with whom or which the OFAC Sanctions prohibit a U.S. Person from engaging in transactions, and includes without limitation any individual or corporation or other entity that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”). For ease of reference, and not by way of limitation, OFAC Sanctioned Persons other than governments and countries can be found on the SDN List on OFAC’s website at www.treas.gov/offices/enforcement/ofac/sdn.

(iii) “U.S. Person” means any U.S. citizen, permanent resident alien, entity organized under the laws of the United States (including foreign branches), or any person (individual or entity) in the United States, and, with respect to the Cuban Assets Control Regulations, also includes any corporation or other entity that is owned or controlled by one of the foregoing, without regard to where it is organized or doing business.

2.26 United States Foreign Corrupt Practices Act. No Group Company nor any of the officers, employees, directors, representatives or agents thereof, is currently offering, promising, authorizing or making, directly or indirectly, payments or other inducements to any Foreign Official (as defined herein) in order to assist any Group Company to obtain or retain business for or with, or directing business to, any person, in any case in violation of the United States Foreign Corrupt Practices Act or other similar applicable laws. For the purposes of this Section 2.26, “Foreign Official” means an employee of a governmental or regulatory authority, a foreign official, a member of a foreign political party, a foreign political candidate, an officer of a public international organization, or an officer or employee of a state-owned enterprise, where the term “foreign” has the meaning ascribed to it under the United States Foreign Corrupt Practices Act.

2.27 Environmental and Safety Laws. To the knowledge of the Company, no Group Company is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, except where such failure would not have a material adverse effect on such Group Company’s business or properties, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

2.28 Employee Matters.

(a) To the knowledge of the Company, each Group Company has complied in all material aspects with all applicable labor laws and regulations.

(b) To the knowledge of the Company, none of the officers or Key Employees intends to terminate his, her or their employment with a Group Company, nor does any Group Company have a present intention to terminate the employment of any of the foregoing individuals.

(c) No Group Company is a party to or bound by any currently effective incentive plan, profit sharing plan or other employee compensation agreement. Each employee, officer, director and consultant of any Group Company has duly executed a confidential information and invention assignment agreement and, to the knowledge of the Company, no Group Company is aware that any of such employees, officers, directors or consultants are in violation thereof except where such failure to have executed such agreement or such violation would not have a material adverse effect on the business or properties of the Company and the Group Companies taken as a whole.

(d) Each Group Company has paid in full and in a timely manner to all its employees in accordance with applicable law all salaries, overtime pay, allowances, subsidies, bonuses, ex gratia payments (where applicable), benefits and other compensation due to or on behalf of such employees, and that there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any governmental authority with respect to any of its current or former employees.

(e) Each Group Company has obtained the Social Security Registration Certificate issued by the relevant local PRC labor bureau, and has duly performed all of its legal obligations to make social security (including basic pension, basic medical insurance, unemployment insurance, work-related injury insurance and maternity insurance) and housing fund contributions for all of its employees in full and on a timely basis as required by applicable law.

(f) Each Group Company has fully deducted and withheld from its employees’ salaries any individual income tax for which the employees are responsible to pay.

(g) To the Company’s knowledge, all employees of each Group Company have undergone and duly passed a medical check-up at such Group Company’s sole expenses.

(h) All severance and other compensation (such as medical subsidies) due and payable to each Group Company’s employees have been fully paid in accordance with the standards prescribed by applicable law, except where the failure to do so is not reasonably expected to have a material adverse effect on the business or conditions of the Company and the Group Companies taken as a whole.

(i) Each Group Company has fully paid its employees a mutually agreed upon amount of monetary compensation in consideration for their performance of non-compete undertakings (where applicable), except where the failure to do so is not reasonably expected to have a material adverse effect on the business or conditions of the Company and the Group Companies taken as a whole.

(j) Each Group Company has issued a termination certificate to each employee who wishes to terminate his/her employment contract with such Group Company, as required by applicable law and/or the relevant employment contract with such employee.

2.29 No Other Business. The Company was formed solely to acquire and hold equity interest in the Group Companies, and since its formation has not engaged in any business and has not incurred any material liability in the course of its business of acquiring and holding its equity interest in the Group Companies. The Group Companies are engaged solely in the principal businesses disclosed to the Investors and have no other activities.

2.30 Minute Books. The minute books of each Group Company for the past three (3) years, which have been made available to the Investors, contain a complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company since its time of formation, and reflect all transactions referred to in such minutes accurately in all material respects.

2.31 Manufacturing, Marketing and Development Rights. No Group Company has granted rights to manufacture, produce, assemble, license, market, or sell its respective products to any other person and is not bound by any agreement that affects any Group Company’s exclusive rights to develop, manufacture, assemble, distribute, market or sell its respective products.

2.32 Financial Advisor Fees. As of the date of the Closing, there exists no agreement or understanding between any Group Company or any of their affiliates and any investment bank or other financial advisor under which any Group Company may owe any brokerage, placement or other fees relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby.

2.33 SAFE Requirements. Each Founder and all other shareholders of the Company who are deemed PRC domestic residents have completed the overseas investment foreign exchange registration procedures as required by the State Administration on Foreign Exchange with regard to the capitalization of the Group Companies.

2.34 Corporation for U.S. Tax Purposes. The Company is a corporation for United States federal income tax purposes and has either (i) made or will make the appropriate election to the extent required to be treated as a corporation for such purposes and (ii) will refrain from making an election to be treated as a partnership for such purposes.

3. Representations and Warranties of the Investors. Each Investor, severally and not jointly, hereby represents and warrants that:

3.1 Authorization. Such Investor has full power and authority to enter into this Agreement and the Ancillary Agreements, and each such Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable securities laws.

3.2 Purchase Entirely for Own Account. This Agreement is made with such Investor in reliance upon such Investor’s representation to the Company, which by such Investor’s execution of this Agreement such Investor hereby confirms, that the Shares to be received by such Investor and the Conversion Shares (collectively, the “Securities”) will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

3.3 Disclosure of Information. Such Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. Such Investor further represents that it has had an opportunity to ask questions and receive answers from each Group Company regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of each Group Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investors to rely thereon.

3.4 Investment Experience. Such Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of loss of its entire investment and is able to bear the risk of holding the Securities for an indefinite period of time, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. If other than an individual, Investor also represents it has not been organized for the purpose of acquiring the Shares.

3.5 Accredited Investor. Such Investor is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D promulgated under the Act, as presently in effect.

4. Conditions of Investors’ Obligations at Closing. The obligations of the Investor under subsection 1.1 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent thereto:

4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

4.2 Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement and the Ancillary Agreements that are required to be performed or complied with by it or him on or before the Closing.

4.3 Board of Directors. As of the Closing, the directors of the Company shall be Xiaohong Chen, Ka Hiu Kung, Lin Wai Chau and Leung Ping Chung Hermann.

4.4 Investors’ Rights Agreement. The Company, each Investor, and each Ordinary Shareholder (as defined therein) shall have entered into the Investors’ Rights Agreement in the form attached as Exhibit C.

4.5 First Refusal and Co-Sale Agreement. The Company, each Investor, and each Ordinary Shareholder (as defined therein) shall each have entered into the First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit D.

4.6 Management Rights Agreement. A Management Rights Letter shall have been executed by the Company and delivered to each Investor in the form attached hereto as Exhibit E.

4.7 Approvals and Consents. The Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby, shall not be prohibited by any law, rule, governmental order or regulation. All Governmental Authorizations and all authorizations, approvals, consents or permits of any third party that are required to be obtained by the Company or any Group Company or the Founders on or prior to the Closing in connection with the consummation of the transactions contemplated by this Agreement (including but not limited to those related to the lawful issuance and sale of the Preferred Shares and all waivers for any rights of first refusal, preemptive rights, put or call rights, or other rights triggered by this Agreement or any Ancillary Agreement) shall have been duly obtained and effective as of the Closing.

4.8 Proceedings and Documents. All corporate, legal and other proceedings in connection with the transactions contemplated by this Agreement and the Ancillary Agreements required to be taken by the Company and the Founders on or prior to the Closing shall be reasonably satisfactory in form and substance to the Investors, and the Investors shall have received all such counterpart original and certified or other copies of such documents as it may have reasonably requested in connection with such proceedings.

4.9 Amended Memorandum of Association. The Company shall have duly adopted and made effective the Amended Memorandum by all necessary corporate action of the board of directors and shareholders of the Company and shall have filed such Amended Memorandum at the Registry of Corporate Affairs in the British Virgin Islands.

4.10 Due Diligence. The Investors shall have completed all business, technical, legal and financial due diligence on the Group Companies to the reasonable satisfaction of the Investors.

4.11 Director’s Certificate. A director of the Company shall deliver to each Investor at the Closing a certificate stating that the copies attached thereto of (a) the Amended Memorandum in effect at the time of the Closing, (b) the resolutions of the shareholders and board of directors of the Company and each Group Company (to the extent necessary) approving this Agreement and the transactions contemplated hereby, and (c) good standing certificates with respect to the Company from the applicable authority(ies) in their jurisdiction of organization are all true and complete copies of such documents and resolutions.

4.12 Compliance Certificate. The Company shall have delivered to the Investors a certificate dated as of the Closing, signed by the chief executive officer of the Company, in form and substance reasonably satisfactory to the Investors, certifying that (a) the representations and warranties of the Company contained in Section 2 hereof are true and correct in all respects on and as of the Closing and (b) the Company has performed and complied with all of the agreements and conditions set forth in this Section 4 that are required to be performed or complied with by the Company on or before the Closing.

4.13 Legal Opinions. The Investors shall have received an opinion from (a) Conyers, Dill & Pearman, British Virgin Islands special counsel to the Company, dated as of the Closing, in the form attached hereto as Exhibit F; and (b) Goulston & Storrs, special counsel to the Company, dated as of the Closing, in the form attached hereto as Exhibit G.

4.14 No Material Adverse Events. There shall not have occurred prior to the Closing any change, event or effect that is or would be materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of any of the Group Companies individually or taken as a whole.

4.15 Directors and Officers Insurance. The Company shall have obtained directors and officers insurance covering the directors in amounts and upon terms reasonably acceptable to the Investor.

5. Conditions of the Company’s Obligations at Closing. The obligations of the Company to each Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Investors:

5.1 Representations and Warranties. The representations and warranties of the Investors contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.2 Payment of Purchase Price. The Investors shall have delivered the purchase price specified in Section 1.1(c).

5.3 Performance. Each Investor shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement and the Ancillary Agreements that are required to be performed or complied with by it or him on or before the Closing.

5.4 Investors’ Rights Agreement. Each Investor, the Company, and each Ordinary Shareholder (as defined therein) shall have entered into the Investors’ Rights Agreement in the form attached as Exhibit C.

5.5 First Refusal and Co-Sale Agreement. Each Investor, the Company and each Ordinary Shareholder (as defined therein) shall have entered into the First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit D.

5.6 Approvals and Consents. The Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby, shall not be prohibited by any law, rule, governmental order or regulation. All Governmental Authorizations and all authorizations, approvals, consents or permits of any third party that are required to be obtained by any Investor on or prior to the Closing in connection with the consummation of the transactions contemplated by this Agreement shall have been duly obtained and effective as of the Closing.

5.7 Qualifications. The Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby, shall not be prohibited by any law, rule, governmental order or regulation. All authorizations, approvals, or permits, if any, of, or registrations, declarations and filing with, any governmental authority or regulatory body or of or with any other person or entity that are required in connection with any of the transactions contemplated by this Agreement or any Ancillary Agreement on or prior to the Closing shall have been duly obtained or made and remain effective.

6. Miscellaneous.

6.1 Indemnification of Company. After the date hereof, the Investors and their respective affiliates, members, officers, directors, employees, agents, successors and assigns (collectively, the “Company Indemnified Parties”) shall be indemnified and held harmless by the Company for any and all liabilities, losses, damages of any kind, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) suffered, incurred, accrued (in accordance with GAAP) or paid by them, arising out of or resulting from any breach or violation of any representation, warranty, covenant, provision, obligation or agreement of the Company in this Agreement, the Ancillary Agreements or any agreement entered into pursuant to the transactions contemplated by this Agreement or the Ancillary Agreements or any tax liabilities owed to employees of the Group Companies as a result of remuneration received by such employees before the date hereof. As used herein, “Losses” are limited to matters asserted by third parties, and do not include Losses incurred or sustained by the Company Indemnified Parties in the absence of claims by third parties. The rights to indemnification provided in this Section 6.1 are additional to, and not in lieu of, any other legal rights and remedies that the Investors may have against the Company in the event of any breach or violation of any representation, warranty, covenant or obligation of the Company in this Agreement or in the Ancillary Agreements.

6.2 Survival. The respective representations and warranties given by the parties hereto shall survive the Closing for a period of three (3) calendar years from the date of the Closing, without regard to any investigation made by any party; provided that the representations and warranties in Sections 2.10, 2.11, 2.18, 2.19, 2.20, 2.21, 2.22, 2.28 and 2.34 shall survive until the applicable statute of limitations for claims based on such representations and warranties. The Company shall not be liable to any Investor on any diminution in value of its Shares or Conversion Shares as a result of a breach of representation or warranty by the Company hereunder in excess, in aggregate for the Company, of the cash purchase price actually paid by such Investor for its Shares at the Closing. The respective covenants and agreements agreed to by a party hereto shall survive the Closing and the consummation of the transactions contemplated herein in accordance with their respective terms and conditions.

6.3 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities).

Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.4 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

6.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.7 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 6.7).

6.8 Expenses.

(a) Irrespective of whether the Closing is effected, the Company shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If the Closing is effected, the Company shall, upon the Closing, reimburse the reasonable fees and out-of-pocket expenses including without limitation the fees and expenses of counsel for the Investors, not to exceed US$65,000.

(b) If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.9 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Conversion Shares issued or issuable upon conversion of the Shares purchased hereunder. Any amendment or waiver effected in accordance with this section shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

6.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under or in conflict with applicable laws or regulations of any jurisdiction, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

6.11 Aggregation of Shares. All Shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.12 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

6.13 Arbitration. Any controversy between the Company and the Investors involving any claim arising out of or relating to this Agreement will be submitted to and be settled by final and binding arbitration in the City and State of New York, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted by one arbitrator chosen by the Company and the Investors within twenty (20) days of any party sending written notice to the other parties of initiation of arbitration, or failing such agreement, an arbitrator appointed by the AAA. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the New York Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The arbitrator shall not award punitive, exemplary, multiple or consequential damages. In the absence of fraud, any decision and award rendered by the arbitrator shall be final and binding on all parties, shall not be subject to appeal except as provided by law and may be entered and enforced in any court having jurisdiction.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Share Purchase Agreement as of the date first above written.

LONGTOP FINANCIAL TECHNOLOGIES LIMITED

	By:	/s/ Xiaogong Jia
	Name:	Xiaogong Jia
	Title:	Director

Address:	P.O. Box 957, Offshore Incorporations Centre,
Road Town, Tortola, British Virgin Islands

SIGNATURE PAGE TO SERIES B PREFERRED SHARE PURCHASE

AGREEMENT FOR LONGTOP FINANCIAL TECHNOLOGIES LIMITED

INVESTORS:

TIGER GLOBAL PRIVATE INVESTMENT PARTNERS IV, L.P.

	By:	Tiger Global PIP Performance IV, L.P. its General Partner

	By:	Tiger Global PIP Management IV, Ltd. its General Partner

	By:	/s/ Scott Shleifer
	Name:	Scott Shleifer
	Title:	Managing Director

Address:	101 Park Avenue, 48th Floor.
New York, NY 10178

SIGNATURE PAGE TO SERIES B PREFERRED SHARE PURCHASE

AGREEMENT FOR LONGTOP FINANCIAL TECHNOLOGIES LIMITED

/s/ Scott Shleifer
Scott Shleifer

Address: 101 Park Avenue, 48th Floor New York, NY 10178

/s/ Feroz Dewan
Feroz Dewan

Address: 101 Park Avenue, 48th Floor New York, NY 10178

/s/ Lee Fixel
Lee Fixel

Address: 101 Park Avenue, 48th Floor New York, NY 10178

SIGNATURE PAGE TO SERIES B PREFERRED SHARE PURCHASE

AGREEMENT FOR LONGTOP FINANCIAL TECHNOLOGIES LIMITED

Schedule A

Schedule of Investors

Closing Date: December 19, 2006

Name	Number of Series B Preferred Shares Purchased	Total Purchase Price of Shares
Tiger Global Private Investment Partners IV, L.P.	2,443,402	US$	23,584,937.81
Scott Shleifer	78,236	US$	755,172.99
Feroz Dewan	42,127	US$	406,630.87
Lee Fixel	8,238	US$	79,517.30

Total	2,572,003	US$	24,826,258.97

Schedule B

List of Founders

Ka Hiu Kung

Lin Wai Chau

EXHIBIT A

Second Amended and Restated Memorandum of Association

IBC No. 412947

BRITISH VIRGIN ISLANDS

THE INTERNATIONAL BUSINESS COMPANIES ACT

(CAP. 291)

SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

Longtop Financial Technologies Limited

Incorporated on the 18 day of October, 2000

Filed on the 19th day of December, 2006

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE INTERNATIONAL BUSINESS COMPANIES ACT

(CAP. 291)

MEMORANDUM OF ASSOCIATION

OF

LONGTOP FINANCIAL TECHNOLOGIES LIMITED

1.	NAME

The name of the Company is LONGTOP FINANCIAL TECHNOLOGIES LIMITED.

2.	REGISTERED OFFICE

The Registered office of the Company will be located at the offices of Offshore Incorporations Limited, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

3.	REGISTERED AGENT

The registered agent of the Company will be Offshore Incorporations Limited of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

4.	GENERAL OBJECTS AND POWERS

The objects for which the Company is established are to engage in any act or activity that is not prohibited under any law for the time being in force in the British Virgin Islands including but not limited to:

(1)	To purchase or otherwise acquire and undertake the whole or any part of the business, goodwill, assets and liabilities of any person, firm or company; to acquire an interest in, amalgamate with or enter into partnership, joint venture or profit-sharing arrangements with any person, firm or company; to promote, sponsor, establish, constitute, form, participate in, organise, manage, supervise and control any corporation, company, syndicate, fund, trust, business or institution.

(2)	To import, export, buy, sell (wholesale and retail), exchange, barter, let or hire, distribute and otherwise deal in and turn to account goods, materials, commodities, produce and merchandise, generally in their prepared, manufactured, semi-manufactured and raw state.

(3)	To purchase or otherwise acquire and hold, in any manner and upon any terms, and to underwrite, invest and deal in shares, stocks, debentures, debenture stock, annuities and foreign exchange, foreign currency deposits and commodities and enter into any interest rate exchange contracts, currency exchange, contracts, forward contracts, futures contracts, options and other derivatives or financial instruments or products, whether or not entered into or acquired for the purpose of hedging against or minimizing any loss concerning the assets and business of the Company, and from time to time to vary any of the same and to exercise and enforce all rights and powers incidental to the Company’s interest therein, and to carry on business as an investment trust, except a fund required to register under the Mutual Funds Act 1996 (as amended), and to invest or deal with the monies of the Company not immediately required for its operations in such manner as the Company may think fit.

(4)	To enter into, carry on and participate in financial transactions and operations of all kinds.

(5)	To manufacture, construct, assemble, design, repair, refine, develop, alter, convert, refit, prepare, treat, render marketable, process and otherwise produce materials, fuels, chemicals, substances and industrial, commercial and consumer products of all kinds.

(6)	To apply for, register, purchase or otherwise acquire and protect, prolong and renew, in any part of the world, any intellectual and industrial property and technology of whatsoever kind or nature, and licences, protections and concessions therefore and to use, turn to account, develop, manufacture, experiment and test, improve and licence the same.

(7)	To purchase or otherwise acquire and to hold, own, licence, maintain, work, exploit, farm, cultivate, use, develop, improve, sell, let, surrender, exchange, hire, convey or otherwise deal in lands, mines, natural resources, and mineral, timber and water rights, wheresoever situate, and any interest, estate and rights in any real, personal or mixed property and any franchises, rights, licences or privileges, and to collect, manage, invest, reinvest, adjust, and in any manner to dispose of the income, profits, and interest arising therefrom.

(8)	To improve, manage, develop, sell, let, exchange, invest, reinvest, settle, grant licences, easements, options, servitudes and other rights over, or otherwise deal with all or any part of the Company’s property, undertaking and assets (present and future) including uncalled capital, and any of the Company’s rights, interests and privileges.

(9)	To acquire, sell, own, lease, let out on hire, administer, manage, control, operate, construct, repair, alter, equip, furnish, fit out, decorate, improve and otherwise undertake and deal in engineering and construction works, buildings, projects, offices and structures of all kinds.

(10)	To carry on business as consulting engineers in all fields including without limitation civil, mechanical, chemical, structural marine, mining, industrial, aeronautical, electronic and electrical engineering, and to provide architectural, design and other consultancy services of all kinds.

(11)	To purchase or otherwise acquire, take in exchange, charter, hire, build, construct, own, work, manage, operate and otherwise deal with any ship, boat, barge or other waterborne vessel, hovercraft, balloon, aircraft, helicopter or other flying machine, coach, wagon, carriage (however powered) or other vehicle, or any share or interest therein.

(12)	To establish, maintain, and operate sea, air, inland waterway and land transport enterprises (public and private) and all ancillary services.

(13)	To carry on the business of advisers, consultants, researchers, analysts and brokers of whatsoever kind or nature in all branches of trade, commerce, industry and finance.

(14)	To provide or procure the provision of every and any service or facility required by any person, firm or company.

(15)	To provide agency, corporate office and business services to any person, firm or company, and to act as nominee or custodian of any kind and to act as directors, accountants, secretaries and registrars of companies incorporated by law or societies or organisations whether incorporated or not and to act as trustee under deeds of trust and settlement and as executor of wills and to receive assets into custody on behalf of clients and to manage, administer and invest such assets in accordance with any deed of trust or settlement, will or other instruments pursuant to which such assets are held.

(16)	To carry on all or any of the business of shippers and ship owners, ship and boat builders, charterers, shipping and forwarding agents, ship managers, wharfingers, lightermen, stevedores, packers, storers, fishermen and trawlers.

(17)	To carry on all or any of the businesses of hoteliers and restaurateurs and sponsors, managers and licencees of all kinds of sporting, competitive, social and leisure activities and of clubs, associations and social gatherings of all kinds and purposes.

(18)	To carry on business as auctioneers, appraisers, valuers, surveyors, land and estate agents.

(19)	To carry on business as farmers, graziers, dealers in and breeders of livestock, horticulturists and market gardeners.

(20)	To carry on all or any of the businesses of printers, publishers, designers, draughtsman, journalists, press and literary agents, tourist and travel agents, advertisers, advertising and marketing agents and contractors, personal and promotional representatives, artists, sculptors, decorators, illustrators, photographers, film makers, producers and distributors, publicity agents and display specialists.

(21)	To establish and carry on institutions of education, instruction or research and to provide for the giving and holding of lectures, scholarships, awards, exhibitions, classes and meetings for the promotion and advancement of education or the dissemination of knowledge generally.

(22)	To carry on business as jewelers, goldsmiths, silversmiths and bullion dealers and to import, export, buy, sell and deal in (wholesale and retail) jewelry, gold, silver and bullion, gold and silver plate, articles of value, objects of art and such other articles and goods as the company thinks fit, and to establish factories for culturing, processing and manufacturing goods for the above business.

(23)	To design, invent, develop, modify, adapt, alter, improve and apply any object, article, device, appliance, utensil or product for any use or purpose whatsoever.

(24)	To develop, acquire, store, licence, apply, assign, exploit all and any forms of computer and other electronic software, programs and applications and information, databases and reference material and computer, digital and other electronic recording, retrieval, processing and storage media of whatsoever kind and nature.

(25)	To engage in the provision or processing of communications and telecommunications services, information retrieval and delivery, electronic message, electronic commerce, internet and database services.

(26)	To enter into any commercial or other arrangements with any government, authority, corporation, company or person and to obtain or enter into any legislation, orders, charters, contracts, decrees, rights, privileges, licences, franchises, permits and concessions for any purpose and to carry out, exercise and comply with the same and to make, execute, enter into, commence, carry on, prosecute and defend all steps, contracts, agreements, negotiations, legal and other proceedings, compromises, arrangements, and schemes and to do all other acts, matters and things which shall at any time appear conducive or expedient for the advantage or protection of the Company.

(27)	To take out insurance in respect of any and all insurable risks which may affect the Company or any other company or person and to effect insurance (and to pay the premiums therefore) in respect of the life of any person and to effect re-insurance and counter-insurance, but no business amounting to fire, life or marine insurance business may be undertaken.

(28)	To lend and advance money and grant and provide credit and financial or other accommodation to any person, firm or company.

(29)	To borrow or raise money in such manner as the Company shall think fit and in particular by the issue (whether at par or at a premium or discount and for such consideration as the Company may think fit) of bonds, debentures or debenture stock (payable to bearer or otherwise), mortgages, or charges, perpetual or otherwise, and if the Company thinks fit charged upon all or any of the Company’s property (both present and future) and undertaking including its uncalled capital and further, if so thought fit, convertible into any stock or shares of the Company or any other company, and collaterally or further to secure any obligations of the Company by a trust deed or other assurance.

(30)	To guarantee or otherwise support or secure, either with or without the Company receiving any consideration or advantage and whether by personal covenant or by mortgaging or charging all or part of the undertaking, property, assets and rights (present and future) and uncalled capital of the Company or by both such methods or by any other means whatsoever, the liabilities and obligations of and the payment of any moneys whatsoever (including but not limited to capital, principal, premiums, interest, dividends, costs and expenses on any stocks, shares or securities) by any person, firm or company whatsoever including but not limited to any company which is for the time being the holding company or a subsidiary of the Company or of the Company’s holding company or is otherwise associated with the Company in its business, and to act as agents for the collection, receipt or payment of money, and to enter into any contract of indemnity or suretyship (but not in respect of fire, life and marine insurance business).

(31)	To draw, make, accept, endorse, negotiate, discount, execute, issue, purchase or otherwise acquire, exchange, surrender, convert, make advances upon, hold, charge, sell and otherwise deal in bills of exchange, cheques, promissory notes, and other negotiable instruments and bills of lading, warrants, and other instruments relating to goods.

(32)

To give any remuneration or other compensation or reward (in cash or securities or in any other manner the Directors may think fit) to any person for services rendered or to be rendered in the conduct or course of the Company’s business or in placing or procuring subscriptions of or otherwise assisting in the issue of any securities of the Company or any other company formed or promoted by the Company or in which the Company may be interested in or about the formation or promotion of the Company or any other company as aforesaid.

(33)	To grant or procure pensions, allowances, gratuities and other payments and benefits of whatsoever nature to or for any person and to make payments towards insurances or another arrangements likely to benefit any person or advance the interests of the Company or of its Members, and to subscribe, guarantee or pay money for any purpose likely directly or indirectly, to further the interests of the Company or of its Members or for any national, charitable, benevolent, educational, social, public, general, or useful object.

(34)	To pay all expenses preliminary or incidental to the formation and promotion of the Company or any other company and the conduct of the business of the Company or any other company.

(35)	To procure the Company to be registered or recognised in any territory.

(36)	To cease carrying on and wind up any business or activity of the Company, and to cancel any registration of and to wind up and procure the dissolution of the Company in any territory.

(37)	To distribute any part of the property undertaking, property and assets of the Company among its creditors and Members in specie or in kind but so that no distribution amounting to a reduction of capital may be made without the sanction (if any) for the time being required by law.

(38)	To appoint agents, experts and attorneys to do any and all of the above matters and things on behalf of the Company or any thing or matter for which the Company acts as agent or is in any other way whatsoever interested or concerned in any part of the world.

(39)	To do all and any of the above matters or things in any part of the world and either as principal, agent, contractor, trustee, or otherwise and by or through trustees, agents or otherwise and either alone or in conjunction with others, and generally upon such terms and in such manner and for such consideration and security (if any) as the Company shall think fit including the issue and allotment of securities of the Company in payment or part payment for any property acquired by the Company or any services rendered to the Company or as security for any obligation or amount (even if less than the nominal amount of such securities) or for any other purpose.

(40)	To carry on any other business or activity and do any act or thing which in the opinion of the Company is or may be capable of being conveniently carried on or done in connection with any of the above, or likely directly or indirectly to enhance the value of or render more profitable all or any part of the Company’s property or assets or otherwise to advance the interests of the Company or its Members.

(41)	To have all such powers as are permitted by law for the time being in force in the British Virgin Islands, irrespective of corporate benefit, to perform all acts and engage in all activities necessary, conducive or incidental to the conduct, promotion or attainment of the above objects of the Company or any of them.

And it is hereby declared that the intention is that each of the objects specified in each paragraph of this clause shall, except where otherwise expressed in such paragraph, be an independent main object and be in nowise limited or restricted by reference to or inference from the terms of any other paragraph or the name of the Company.

5.	EXCLUSIONS

(i)	The Company may not

(a) carry on business with persons resident in the British Virgin Islands;

(b) own an interest in real property situate in the British Virgin Islands, other than a lease referred to in paragraph 5(ii)(e) of subclause 5(ii);

(c) carry on banking or trust business, unless it is licensed to do so under the Banks and Trust Companies Act, 1990;

(d) carry on business as an insurance or re-insurance company, insurance agent or insurance broker, unless it is licenced under an enactment authorising it to carry on that business;

(e) carry on business of company management, unless it is licenced under the Company Management Act, 1990; or

(f) carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands.

(ii)	For the purposes of paragraph 5(i)(a) of subclause 5(i), the Company shall not be treated as carrying on business with persons resident in the British Virgin Islands if

(a) it makes or maintains deposits with a person carrying on banking business within the British Virgin Islands;

(b) it makes or maintains professional contact with solicitors, barristers, accountants, bookkeepers, trust companies, administration companies, investment advisers or other similar persons carrying on business within the British Virgin Islands;

(c) it prepares or maintains books and records within the British Virgin Islands;

(d) it holds, within the British Virgin Islands, meetings of its directors or members;

(e) it holds a lease of property for use as an office from which to communicate with members or where books and records of the Company are prepared or maintained;

(f) it holds shares, debt obligations or other securities in a company incorporated under the International Business Companies Act or under the Companies Act; or

(g) shares, debt obligations or other securities in the Company are owned by any person resident in the British Virgin Islands or by any company incorporated under the International Business Companies Act or under the Companies Act.

6.	LIMITATION OF LIABILITY

The liability of members of the Company is limited.

7.	CURRENCY

Shares in the Company shall be issued in the currency of the United Sates of America.

8.	AUTHORISED CAPITAL

The authorised capital of the Company is US$600,000.

9.	CLASSES, NUMBER AND PAR VALUE OF SHARES

The authorised capital of the Company shall be divided into two classes of shares. The first class of shares shall be 45,760,000 Ordinary Shares of par value US$0.01 each. The second class of shares shall be 4,240,000 Series A Preferred Shares of par value US$0.01 each and 2,572,003 Series B Preferred Shares of par value US$0.01 each.

10.	DESIGNATIONS, POWERS, PREFERENCES ETC. OF SHARES

The shares of the Company shall have the following rights and restrictions:

(A)	Rights, Preferences and Restrictions of the Preferred Shares. The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Shares and Series B Preferred Shares (collectively, the “Preferred Shares”) are as set forth below in this paragraph 10(A).

(1) Dividend Rights. The holders of Preferred Shares shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Ordinary Shares or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional Ordinary Shares of the Company) on the Ordinary Shares of the Company, payable when, as and if declared by, and in the sole discretion of, the Board of Directors. Such dividends shall not be cumulative. Any dividends or distributions shall be distributed among all holders of Ordinary Shares and Preferred Shares in proportion to the number of Ordinary Shares that would be held by each such holder if all Preferred Shares were converted to Ordinary Shares at the then effective conversion rate.

(2) Liquidation Rights.

(a) In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of each series of Preferred Shares shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of Ordinary Shares by reason of their ownership thereof, an amount per share equal to the sum of the applicable Series A Original Issue Price (as defined below) or Series B Original Issue Price (as defined below) for such series of Preferred Shares, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Preferred Shares shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Preferred Shares in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this paragraph 10A(2)(a). For purposes of this Memorandum of Association and the Articles of Association, “Series A Original Issue Price” shall mean US$5.5227 per share for each of the Series A Preferred Shares (as adjusted for any share splits, share dividends, combinations, subdivisions, recapitalizations or the like with respect to such Series A Preferred Shares) and “Series B Original Issue Price” shall mean US$9.6525 per share for each of the Series B Preferred Shares (as adjusted for any share splits, share dividends, combinations, subdivisions, recapitalizations or the like with respect to such Series B Preferred Shares).

(b) Upon completion of the distribution required by paragraph 10A(2)(a) of this paragraph 10A(2), all of the remaining Proceeds available for distribution to shareholders shall be distributed among the holders of Ordinary Shares pro rata based on the number of Ordinary Shares held by each.

(c) Notwithstanding the above, for purposes of determining the amount each holder of Preferred Shares is entitled to receive with respect to a Liquidation Event, each such holder of Preferred Shares shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s Preferred Shares into Ordinary Shares immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such Preferred Shares into Ordinary Shares. If any such holder shall be deemed to have converted Preferred Shares into Ordinary Shares pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Shares that have not converted (or have not been deemed to have converted) into Ordinary Shares.

(d)	(i) For purposes of this paragraph 10A(2), a “Liquidation Event” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s and its subsidiaries’ assets on a consolidated basis in one transaction or a series of related transactions, (B) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital shares of the Company immediately prior to such merger or consolidation continue to hold a majority of the voting power of the capital shares of the Company or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold a majority or more of the outstanding voting shares of the Company (or the surviving or acquiring entity) or (D) a voluntary or involuntary liquidation, dissolution or winding up of the Company; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the jurisdiction of incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities (including shares, share options and warrants) immediately prior to such transaction. Notwithstanding the prior sentence, the sale of up to 2,572,003 Series B Preferred Shares in a financing transaction shall not be deemed a “Liquidation Event”. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of a majority of the outstanding Preferred Shares (voting together as a single class and on an as-converted basis).

(ii) In any Liquidation Event, if Proceeds received by the Company or its shareholders is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of such Liquidation Event;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of such Liquidation Event; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors of the Company and the holders of at least a majority of the voting power of all then outstanding Preferred Shares.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A)(1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Company and the holders of at least a majority of the voting power of all then outstanding Preferred Shares.

(C) The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, upon approval by the shareholders of the definitive agreements governing such Liquidation Event, be superseded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii) In the event the requirements of this paragraph 10A(2) are not complied with, the Company shall forthwith either:

(A) cause the closing of such Liquidation Event to be postponed until such time as the requirements of this paragraph 10A(2) have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Shares shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iv) hereof.

(iv) The Company shall give each holder of record of Preferred Shares written notice of such impending Liquidation Event not later than twenty (20) days prior to the shareholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction, and the Company shall thereafter give such holders prompt notice of any material changes related thereto. The transaction shall in no event take place sooner than twenty (20) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein; provided, however, that subject to compliance with the laws of the British Virgin Islands such periods may be shortened or waived upon the written consent of the holders of Preferred Shares that represent at least a majority of the voting power, if any, of all then such outstanding Preferred Shares (voting together as a single class and on an as-converted basis).

(3) Redemption.

(a) At any time after June 14, 2011, but within ninety (90) days after the receipt by the Company of a written request from the holders of not less than a majority of the then outstanding Preferred Shares that all of the then outstanding Preferred Shares be redeemed, the Company shall, to the extent it may lawfully do so, redeem in three (3) annual installments (each payment date being referred to herein as a “Redemption Date”) the then outstanding Preferred Shares by paying in cash therefor a sum per share equal to the applicable Series A Original Issue Price or Series B Original Issue Price (as adjusted for any share splits, share dividends, combinations, subdivisions, recapitalizations or the like) plus all declared but unpaid dividends on such shares (the “Redemption Price”). Subject to the provisions of the laws of the British Virgin Islands the number of Preferred Shares that the Company shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of Preferred Shares outstanding immediately prior to such

Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Any redemption of Preferred Shares effected pursuant to this subsection 3(a) shall be made on a pro rata basis among the holders of Preferred Shares in proportion to the aggregate Redemption Price that each such holder of Preferred Shares would otherwise be entitled to receive on the applicable Redemption Date.

(b) At least fifteen (15) days but no more than thirty (30) days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Preferred Shares, at the address last shown on the records of the Company for such holder, notifying such holder of the redemption to be effected on the applicable Redemption Date, specifying the number and series of the Preferred Shares to be redeemed from such holder, the Redemption Price for each series of Preferred Shares and the place at which payment may be obtained, and calling upon such holder to surrender to the Company, in the manner and at the place designated in such notice, his, her or its certificate or certificates representing the Preferred Shares to be redeemed (the “Redemption Notice”). Except as provided in paragraph 10A(3)(c), on or after each Redemption Date, each holder of Preferred Shares on such Redemption Date shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the Preferred Shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c) From and after each Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of Preferred Shares designated for redemption on such Redemption Date in the Redemption Notice as holders of Preferred Shares (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates representing the Preferred Shares to be redeemed) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. If the funds of the Company legally available for redemption of Preferred Shares on a Redemption Date are insufficient to redeem the total number of Preferred Shares to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed in proportion to the aggregate Redemption Price that each such holder would be entitled to receive pursuant to paragraph 10A(3)(a). The Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Company are legally available for the redemption of Preferred Shares, such funds will immediately be used to redeem the balance of the shares that the Company has become obliged to redeem on any Redemption Date but that it has not redeemed.

(4) Conversion. The holders of the Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and on or prior to the fifth day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to such Preferred Shares, at the principal place of business of the Company or any transfer agent for such share, into such number of fully paid and nonassessable Ordinary Shares as is determined by dividing the applicable Series A Original Issue Price or Series B Original Issue Price for such series by the applicable Conversion Price for such series (the conversion rate for a series of Preferred Shares into Ordinary Shares is referred to herein as the “Conversion Rate” for such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for each series of Preferred Shares shall be the Series A Original Issue Price or Series B Original Issue Price applicable to such series; provided, however, that the Conversion Price shall be subject to adjustment as set forth in paragraph 10A(4)(d).

(b) Automatic Conversion. Each Preferred Share shall automatically be converted into Ordinary Shares at the Conversion Rate at the time in effect for such series of Preferred Shares immediately upon the earlier of (i) the Company’s sale of its Ordinary Shares in a firm commitment underwritten public offering where the shares are subsequently traded on the Stock Exchange of Singapore, the Hong Kong Stock Exchange, the London Stock Exchange, one of the five largest exchanges in the European Union (as calculated by trading volume) or on any other exchange that is approved by the holders of a majority of the Board of Directors including the Preferred Shares Director, if any, resulting in gross cash proceeds to the Company (before underwriting discounts, commissions and fees) of at least US$30,000,000, (ii) the Company’s first firm commitment underwritten public offering of its Ordinary Shares (including American Depositary Receipts representing such shares) registered under the United States of America Securities Act of 1933, as amended, where the shares are subsequently traded primarily on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another comparable exchange or marketplace approved by the Board of Directors of the Company or (iii) the date specified by written consent or agreement of the holders of a majority of the then outstanding Preferred Shares (voting together as a single class and on an as-converted basis).

(c) Mechanics of Conversion. Before any holder of Preferred Shares shall be entitled to voluntarily convert the same into Ordinary Shares, such holder shall surrender the certificate or certificates therefor, together with a duly executed transfer thereof, at the principal place of business of the Company or of any transfer agent for the Preferred Shares, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at its principal place of business to such holder of Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the United States of America Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Shares for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Ordinary Shares upon conversion of the Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such sale of securities. If the conversion is in connection with Automatic Conversion provisions of paragraph 10A(4)(b)(iii) above, such conversion shall be deemed to have been made on the conversion date described in the shareholder consent approving such conversion, and the persons entitled to receive Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holders of such Ordinary Shares as of such date.

(d) Conversion Price Adjustments for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price shall be subject to adjustment from time to time as follows:

(i)

(A) If the Company shall issue, on or after the date upon which this Second Amended and Restated Memorandum of Association and the Articles of Association are accepted for filing by the Registrar of Corporate Affairs in the British Virgin Islands (the “Filing Date”), any Additional Shares (as defined below) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance of such Additional Shares, the Conversion Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this subclause (d)(i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of Ordinary Shares Outstanding (as defined below) immediately prior to such issuance plus the number of

Ordinary Shares that the aggregate consideration received by the Company for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of Ordinary Shares Outstanding (as defined below) immediately prior to such issuance plus the number of such Additional Shares. For purposes of this paragraph 10A(4)(d)(i)(A), the term “Ordinary Shares Outstanding” shall mean and include the following: (1) outstanding Ordinary Shares, (2) Ordinary Shares issuable upon conversion of outstanding Preferred Shares, (3) Ordinary Shares issuable upon exercise of outstanding share options and (4) Ordinary Shares issuable upon exercise (and, in the case of warrants to purchase Preferred Shares, if any, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(B) No adjustment of the Conversion Price shall be made in an amount less than one cent (US$0.01) per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in paragraphs 10A(4)(d)(i)(E)(3) and 10A(4)(d)(i)(E)(4), no adjustment of the Conversion Price pursuant to this paragraph 10A(4)(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Additional Shares for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of Additional Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) In the case of the issuance of options to purchase or rights to subscribe for Ordinary Shares, securities by their terms convertible into or exchangeable for Ordinary Shares or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of Additional Shares issued and the consideration paid therefor:

(1) The aggregate maximum number of Ordinary Shares deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Ordinary Shares shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in paragraphs 10A(4)(d)(i)(C) and 10A(4)(d)(i)(D)), if any, received by the Company upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Ordinary Shares covered thereby.

(2) The aggregate maximum number of Ordinary Shares deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in paragraphs 10A(4)(d)(i)(C) and 10(A)(4)(d)(i)(D)).

(3) In the event of any change in the number of Ordinary Shares deliverable or in the consideration payable to the Company upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Ordinary Shares or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of Ordinary Shares (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of Additional Shares deemed issued and the consideration deemed paid therefor pursuant to paragraphs 10A(4)(d)(i)(E)(1) and 10A(4) (d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either paragraph 10A4(d)(i)(E)(3) or 10A(4)(d)(i)(E)(4).

(ii)	“Additional Shares” shall mean any Ordinary Shares issued (or deemed to have been issued pursuant to paragraph 10A(4)(d)(i)(E)) by the Company on or after the Filing Date other than:

(A) Ordinary Shares issued pursuant to a transaction described in paragraph 10A(4)(d)(iii) hereof;

(B) up to 2,000,000 Ordinary Shares (excluding shares repurchased at cost by the Company in connection with the termination of service) (or options therefor) (as adjusted for any share splits, share dividends and the like) issued to employees, directors, consultants and other service providers from and after June 8, 2006 for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Company’s Board of Directors, including the Preferred Shares Director (as defined below) (which includes that certain 2005 Long Term Incentive Plan, dated July 1, 2005, which has previously been approved by the Preferred Shares Director), if any, or, so long as the Preferred Shares outstanding represent, on a fully converted basis (as adjusted for any share splits, share dividends and the like), one percent (1%) or more of the Company’s outstanding Ordinary Shares, including for this purpose any Ordinary Shares issuable pursuant to any exercisable or convertible securities, options, warrants or other rights, the holders of a majority of the then outstanding Preferred Shares (the “Required Approval”);

(C) securities issued pursuant to a bona fide public offering of Ordinary Shares;

(D) securities issued pursuant to the conversion or exercise of convertible or exercisable securities, options, warrants or other rights;

(E) securities issued in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of securities or otherwise that receives the Required Approval;

(F) securities, warrants or any other securities or rights issued to persons or entities with which the Company has or is developing business relationships, provided such issuances are primarily for other than equity financing purposes and receives the Required Approval;

(G) Ordinary Shares issued pursuant to a share split, share dividend or similar reorganization;

(H) securities issued or issuable to financial institutions or lessors in connection with commercial credit arrangements or similar transactions that receives the Required Approval; or

(I) Ordinary Shares issued or deemed issued pursuant to paragraph 10A(4)(d)(i)(E) as a result of a decrease in the Conversion Price resulting from the operation of paragraph 10A(4)(d).

(iii)	In the event the Company should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding Ordinary Shares or the determination of holders of Ordinary Shares entitled to receive a dividend or other distribution payable in additional Ordinary Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Ordinary Shares (hereinafter referred to as “Ordinary Share Equivalents”) without payment of any consideration by such holder for the additional Ordinary Shares or the Ordinary Share Equivalents (including the additional Ordinary Shares issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of Ordinary Shares issuable on conversion of each Preferred Share shall be increased in proportion to such increase of the aggregate of Ordinary Shares outstanding and those issuable with respect to such Ordinary Share Equivalents with the number of shares issuable with respect to Ordinary Share Equivalents determined from time to time in the manner provided for deemed issuances in paragraph 10A(4)(d)(i)(E).

(iv)	If the number of Ordinary Shares outstanding at any time after the Filing Date is decreased by a combination or other merger, reorganization, or the like, of the outstanding Ordinary Shares, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of Ordinary Shares issuable on conversion of each Preferred Share shall be decreased in proportion to such decrease in outstanding Ordinary Shares.

(e) Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in paragraph 10A(4)(d)(iii), then, in each such case for the purpose of this paragraph 10A(4)(e), the holders of the Preferred Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Ordinary Shares into which their Preferred Shares are convertible as of the record date fixed for the determination of the holders of Ordinary Shares entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Ordinary Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this paragraph 10A(4) or in paragraph 10A(2)), provision shall be made so that the holders of the Preferred Shares shall thereafter be entitled to receive upon conversion of the Preferred Shares the number of shares or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph 10A(4) with respect to the rights of the holders of Preferred Shares after the recapitalization to the end that the provisions of this paragraph 10A(4) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Shares) shall be applicable after that event as nearly equivalent as may be practicable.

(g) No Impairment. The Company will not, without the appropriate vote of the members under the applicable laws of the British Virgin Islands or paragraph 10A(6), by amendment of its Memorandum of Association or Articles of Association or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this paragraph 10A(4) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights against impairment.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any of the Preferred Shares and the aggregate number of Ordinary Shares to be issued to particular shareholders, shall be rounded down to the nearest whole share and the Company shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of Preferred Shares the holder is at the time converting into Ordinary Shares and the number of Ordinary Shares issuable upon such conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this paragraph 10A(4), the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for each series of Preferred Shares at the time in effect, and (C) the number of Ordinary Shares and the amount, if any, of other property that at the time would be received upon the conversion of each series of Preferred Shares.

(i) Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Company shall mail to each holder of Preferred Shares, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(j) Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to its Memorandum of Association and Articles of Association.

(k) Notices. All notices and other communications given or made pursuant this paragraph 10A(4) shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the holder to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) seven (7) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) days after deposit with an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the holders of record at the addresses appearing on the books of the Company

(l) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Shares may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of outstanding shares of such series of Preferred Shares. Any such waiver shall bind all future holders of such series of Preferred Shares.

(5)	Voting Rights.

(a) General Voting Rights. Each holder of Preferred Shares shall have the right to one (1) vote for each Ordinary Share into which such Preferred Shares could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Ordinary Shares, and shall be entitled, notwithstanding any provision herein to the contrary, (i) to notice of any shareholders’ meeting in accordance with the Articles of Association of the Company, and (ii) to vote, together with holders of Ordinary Shares, with respect to any question upon which holders of Ordinary Shares have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which Preferred Shares held by each holder could then be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Voting for the Election of Directors.

(i) For so long as the Preferred Shares outstanding represent on a fully converted basis (as adjusted for any share splits, share dividends and the like), five percent (5%) or more of the Company’s outstanding Ordinary Shares, including for this purpose any Ordinary Shares issuable pursuant to any exercisable or convertible securities, options, warrants or other rights, the holders of a majority of the then outstanding Preferred Shares shall be entitled to elect one (1) director of the Company (the “Preferred Shares Director”) and for the avoidance of doubt, the holders of Ordinary Shares shall not be entitled to vote in the election of the Preferred Shares Director at any election. The holders of Preferred Shares and Ordinary Shares (voting together as a single class and on an as-converted basis) shall be entitled to elect any remaining directors of the Company at any election of directors.

(ii) Any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of the Memorandum of Association and/or Articles of Association, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs with respect to a Preferred Shares Director and the Preferred Shares outstanding represent on a fully converted basis (as adjusted for any share splits, share dividends and the like), five percent (5%) or more of the Company’s outstanding Ordinary Shares, including for this purpose any Ordinary Shares issuable pursuant to any exercisable or convertible securities, options, warrants or other rights, the holders of a majority of the then outstanding Preferred Shares may override the Board of Directors’ action to fill such vacancy by (i) voting for their own candidate to fill such vacancy at a meeting of the Company’s shareholders or (ii) written consent, if the consenting shareholders hold a sufficient number of shares to elect their candidate at a meeting of the shareholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of shares entitled to elect such director or directors, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders, and any vacancy thereby created may be filled by a majority of the holders of that class or series of shares represented at the meeting or pursuant to written consent.

(6)	Protective Provisions. For so long as the Preferred Shares outstanding represent on a fully converted basis (as adjusted for any share splits, share dividends and the like), one percent (1%) or more of the Company’s outstanding Ordinary Shares, including for this purpose any Ordinary Shares issuable pursuant to any exercisable or convertible securities, options, warrants or other rights, notwithstanding any provisions to the contrary in the Company’s Memorandum of Association and/or the Articles of Association and in addition to any approvals required by the applicable laws of the British Virgin Islands, neither the Company nor the Board of Directors shall (by amendment, merger, consolidation or otherwise) without first obtaining the Required Approval:

(a) pay any dividend or distribution with respect any class of shares of the Company;

(b) consummate any transaction or series of related transactions in which the Company is acquired by a third party where the aggregate proceeds for such acquisition are less than US$300,000,000;

(c) consummate any transaction or series of related transactions in which another entity is acquired by the Company where the aggregate consideration for such entity paid by the Company is greater than US$16,000,000;

(d) alter or change the rights, preferences or privileges of any series of Preferred Shares so as to affect adversely the rights, preferences or privileges of such shares;

(e) increase or decrease (other than by redemption or conversion) the total number of authorized Preferred Shares;

(f) authorize or issue, or obligate itself to issue, any shares including any other right or security convertible into or exercisable for any such shares having a preference over, or being pari passu with, any series of Preferred Shares with respect to dividends, liquidation or redemption;

(g) redeem, purchase or otherwise acquire any Preferred Shares or Ordinary Shares; provided, however, that this restriction shall not apply to (i) the repurchase of Ordinary Shares from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal or (ii) the redemption of any Preferred Share in accordance with paragraph 10A(3);

(h) amend the Memorandum of Association and Articles of Association of the Company; or

(i) change the authorized number of directors of the Company.

(7)	Status of Redeemed or Converted Shares. In the event any Preferred Shares shall be redeemed or converted pursuant to paragraphs 10A(3) or 10A(4) hereof, the shares so redeemed or converted shall be cancelled and shall not be issuable by the Company. The Memorandum of Association and the Articles of Association of the Company shall be appropriately amended to effect the corresponding reduction in the Company’s authorized capital.

(8)	Additional Rights. All other rights attaching thereto by virtue of this Memorandum of Association and the Articles of Association.

B.	Rights, Preferences and Restrictions of Ordinary Shares. The rights, preferences, privileges and restrictions granted to and imposed on the Ordinary Shares are as set forth below in this paragraph 10(B).

(1)	Dividend Rights. Subject to the prior rights of holders of all classes of shares at the time outstanding having prior rights as to dividends, the holders of the Ordinary Shares shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, any dividends as may be declared from time to time by the Board of Directors as provided in paragraph 10A(2) hereof.

(2)	Liquidation Rights. Upon the liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed as provided in paragraph 10A(2) hereof.

(3)	Redemption. The Ordinary Shares are not redeemable at the option of the holder.

(4)	Voting Rights. Each Ordinary Share shall have the right to one (1) vote for each such share, and shall be entitled to notice of any shareholders’ meeting in accordance with the Articles of Association of the Company, and shall be entitled to vote upon such matters and in such manner as may be provided herein and by law.

(5)	Additional Rights. All other rights attaching thereto by virtue of this Memorandum of Association and the Articles of Association.

11.	VARIATION OF CLASS RIGHTS

Subject to the provisions of paragraph 10A(6) if at any time the authorised capital is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class or series and of the holders of not less than three-fourths of the issued shares of any other class or series of shares which may be affected by such variation.

12.	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

Without prejudice to the provisions of paragraph 10A(6) the rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

13.	REGISTERED SHARES

Shares may be issued as registered shares only and may not be exchanged for bearer shares.

14.	TRANSFER OF REGISTERED SHARES

Registered shares in the Company may be transferred subject to the prior or subsequent approval of the Company as evidenced by a resolution of directors or by a resolution of members.

15.	AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

The Company may amend its Memorandum of Association and Articles of Association by a resolution of members or by a resolution of directors.

16.	DEFINITIONS

The meanings of words not expressly defined in this Memorandum of Association are as defined in the Articles of Association.

We, OFFSHORE INCORPORATIONS LIMITED, P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands for the purpose of incorporating an International Business Company under the laws of the British Virgin Islands hereby subscribe our name to this Memorandum of Association the 1st day of July, 2000.

SUBSCRIBER	OFFSHORE INCORPORATIONS LIMITED

/s/ E.T. Powell
E.T. POWELL
Authorised Signatory

in the presence of: WITNESS	/s/ Frandy Tsoi
Frandy Tsoi
9th Floor, Ruttonjee House
11 Duddell Street, Central
Hong Kong
Operations Manager

EXHIBIT B

Capitalization of the Company and Well Active International Limited

Longtop Financial Technologies Limited

Shareholder	Shares/Class
Bloomwell International Ltd. (1)	7,660,000/Ordinary
Concentra Holdings Limited (2)	3,000,000/Ordinary
Well Active International Limited (3)	4,000,000/Ordinary
Cathay ITFinancial Services Limited	5,000,000/Ordinary
Tiger Global Private Investment Partners III, L.P.	4,028,000/Preferred
Scott Shleifer	128,973/Preferred
Feroz Dewan	69,447/Preferred
Lee Fixel	13,580/Preferred

Well Active International Limited

Shareholder	Shares/Class
Zhang Wei Jie	4/Ordinary
Li Ying Ling	4/Ordinary
Chen Ni	2/Ordinary

(1)	Mr. Ka Hiu Kung wholly owns and controls all the equity interests in Bloomwell International Ltd.
(2)	Mr. Lin Wai Chau wholly owns and controls all the equity interests in Concentra Holding Limited.
(3)	4,000,000 Ordinary Shares are held by Well Active International Limited for the purpose of equity incentive grants from time to time to employees, directors, consultants and advisors of the Company.

EXHIBIT C

Amended and Restated Investors’ Rights Agreement

— Incorporated by reference to Exhibit 4.10

EXHIBIT D

Amended and Restated First Refusal and Co-Sale Agreement

— Incorporated by reference to Exhibit 4.12

EXHIBIT E

Form of Management Rights Letter

[LONGTOP LETTERHEAD]

December [    ], 2006

Tiger Global Private Investment Partners IV, L.P.

101 Park Avenue, 48th Floor.

New York, NY 10178

Re: Management Rights

Gentlemen:

This letter will confirm our agreement that pursuant to and effective as of your purchase of 2,443,402 shares of Series B Preferred Stock of Longtop Financial Technologies Limited (the “Company”), Tiger Global Private Investment Partners IV, L.P. (the “Investor”) shall be entitled to the following contractual management rights, in addition to any rights to non-public financial information, inspection rights and other rights specifically provided to all investors in the current financing:

The Investor shall be entitled to consult with and advise management of the Company on significant business issues, including management’s proposed annual operating plans, and management will meet with you regularly during each year at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.

The Investor may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided.

If the Investor is not represented on the Company’s Board of Directors (the “Board”), the Company shall give a representative of the Investor copies of all notices, minutes, consents and other material that the Company provides to its directors, except that the representative may be excluded from access to any material or meeting or portion thereof if the Company believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information or for other similar reasons. Upon reasonable notice and at a scheduled meeting of the Board or such other time, if any, as the Board may determine in its sole discretion, such representative may address the Board of Directors with respect to the Investor’s concerns regarding significant business issues facing the Company.

The Investor agrees, and any representative of the Investor will agree, to hold in confidence and trust and not disclose any confidential information provided to or learned by it in connection with its rights under this letter.

The rights described herein shall terminate and be of no further force or effect upon the earliest of (a) the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with a firm-commitment underwritten offering of its securities to the public, (b) the consummation of a merger or consolidation of the Company that is effected (i) for independent business reasons unrelated to extinguishing such rights and (ii) for purposes other than (A) the reincorporation of the Company in a different state or (B) the formation of a holding company that will be owned exclusively by the Company’s stockholders and will hold all of the outstanding shares of capital stock of the Company’s successor or (c) such time as no shares of the Company’s equity securities are held by the Investor. The confidentiality provisions hereof will survive any such termination.

Very truly yours,

Longtop Financial Technologies Limited

By:	/s/ Weizhou Lian
Name:	Lin Wai Chau
Title:	Chief Executive Officer

[Remainder of page intentionally left blank.]

AGREED AND ACCEPTED:

TIGER GLOBAL PRIVATE INVESTMENT PARTNERS IV, L.P.

By:	Tiger Global PIP Performance IV, L.P. its General Partner

By:	Tiger Global PIP Management IV, Ltd. its General Partner

By:	/s/ Scott Shleifer
Name:	Scott Shleifer
Title:	Managing Director

EXHIBIT F

Opinion of Conyers Dill & Pearman

[Letterhead of Conyers Dill & Pearman]

19 December 2006

The Investors listed in Schedule “A” attached hereto	DIRECT LINE: 8521110 E-MAIL:Ned.Jackson@conyersdill&Pearman.com OUR REF: 98022/952891/ECJ/gi YOUR REF:
(the “Investors”)

Dear Sirs:

Longtop Financial Technologies Limited (the “Company”)

We have acted as special legal counsel in the British Virgin Islands to the Company in connection with an investment by the Investors in the Company, an International Business Company incorporated under the laws of the British Virgin Islands.

For the purposes of giving this opinion, we have examined the following documents:

(i)	Series B Preferred Share Purchase Agreement;

(ii)	Amended and Restated Investors’ Rights Agreement; and

(iii)	Amended and Restated First Refusal and Co-sale Agreement.

The documents listed in items (i) through (iii) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed copies of the memorandum of association and the articles of association of the Company, resolutions in writing signed by all the directors and by the members of the Company and each dated 14 December 2006 respectively (the “Minutes”), and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures to the Documents and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals of all the Documents from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents; (d) the due execution and delivery of the Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us; (f) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (g) that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein; (h) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Documents which are expressed to be governed by such Foreign Laws in accordance with their respective terms; and (i) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Documents to the non-exclusive jurisdiction of the courts of the State of New York (the “Foreign Courts”).

The obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a British Virgin Islands court if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a British Virgin Islands court to the extent that they are to be performed in a jurisdiction outside the British Virgin Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a British Virgin Islands court has inherent discretion to stay or allow proceedings in the British Virgin Islands courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of the British Virgin Islands.

2.	The Company has the necessary corporate power and authority to enter into and perform its obligations under the Documents. The execution and delivery of the Documents by the Company and the performance by the Company of its obligations thereunder will not violate the memorandum of association or articles of association of the Company nor any applicable law, regulation, order or decree in the British Virgin Islands.

3.	The Company has taken all corporate action required to authorise its execution, delivery and performance of the Documents. The Documents have been duly executed by or on behalf of the Company, and when duly dated and delivered by or on behalf of the company will constitute the valid and binding obligations of the Company in accordance with the terms thereof.

4.	No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of the British Virgin Islands or any sub-division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Documents, except such as have been duly obtained in accordance with British Virgin Islands law.

5.	It is not necessary or desirable to ensure the enforceability in the British Virgin Islands of the Documents that they be registered in any register kept by, or filed with, any governmental authority or regulatory body in the British Virgin Islands. However, to the extent that any of the Documents creates a charge over assets of the Company, it may be desirable to ensure the priority in the British Virgin Islands of the charge that it be registered in the Register of Mortgages, Charges and other Encumbrances of the Company at its registered office in accordance with Section 70A of the International Business Companies Act (Cap. 291) (the “Act”) and that a copy of such register be registered by the Registrar of Corporate Affairs pursuant to Section 111A of the Act. On registration in the Register of Mortgages, Charges and Other Encumbrances, to the extent that British Virgin Islands law governs the priority of a charge, such charge will have priority in the British Virgin Islands over any unregistered chargesand over any subsequently registered charges, in respect of the assets which are the subject of the charge. A fee of $50 will be payable in respect of the registration by the Registrar of Corporate Affairs pursuant to Section 111A of the Act.

While there is no exhaustive definition of a charge under British Virgin Islands law, a charge normally has the following characteristics:

(i)	it is a proprietary interest granted by way of security which entitles the chargee to resort to the charged property only for the purposes of satisfying some liability due to the chargee (whether from the chargor or a third party); and

(ii)	the chargor retains an equity of redemption to have the property restored to him when the liability has been discharged.

However, as the Documents are governed by the Foreign Laws, the question of whether they would possess these particular characteristics would be determined under the Foreign Laws.

6.	The Documents will not be subject to ad valorem stamp duty in the British Virgin Islands and no registration, documentary, recording, transfer or other similar tax, fee or charge is payable in the British Virgin Islands in connection with the execution, delivery, filing, registration or performance of the Documents, other than as stated in paragraph 5 hereof.

7.	The choice of the Foreign Laws as the governing law of the Documents is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in the British Virgin Islands, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of the British Virgin Islands. The submission in the Documents to the non-exclusive jurisdiction of the Foreign Courts is valid and binding upon the Company.

8.	The courts of the British Virgin Islands would recognise as a valid judgment, a final and conclusive judgment in personam obtained in the Foreign Courts against the Company based upon the Documents under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the British Virgin Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the British Virgin Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the British Virgin Islands and (f) there is due compliance with the correct procedures under the laws of the British Virgin Islands.

9.	(a)	Based solely on our review of the second Amended and Restated Memorandum of Association, the authorised share capital of the Company is US$600,000, made up of three classes of shares, comprising 45,760,000 Ordinary Shares each of par value US$0.01 (“Ordinary Shares”), 4,240,000 Series A Preferred Shares each of US$0.01 par value (“Series A Preferred Shares”) and 2,572,002 series B Preferred Shares of US$0.01 par value (“Series B” Preferred Shares”); the remainder of the authorized capital is undesignated.

(b)	Based solely upon our review of a copy of the share register produced to us by the Company’s registered agent Offshore Incorporations Limited on 14 June 2006,

(i)	20,000,000 Ordinary Shares and 4,240,000 Series A Preferred Shares have been allotted and issued by the Company as follows:

Name of Member	Number and Type of Shares Held
Bloomwell International Limited	7,660,000 Ordinary
Concentra Holdings Limited	3,000,000 Ordinary
Cathay ITfinancial Services Limited	5,000,000 Ordinary
Well Active International Limited	4,000,000 Ordinary
Tiger Global Private Investments Partners III, L.P.	4,028,000 Series A
Scott Schleifer	128,973 Series A
Feroz Dewan	69,447 Series A
Lee Fixel	13,580 Series A

Such shares have been duly authorized, are validly issued and are fully paid and non-assessable (meaning that no further sums will be payable on such shares) and all the holders thereof have been entered into the share register of the Company.

(ii)	Once the Series B Preferred Shares are issued by the Company pursuant to the Share Purchase Agreement against payment in full of the consideration set forth therein they will have been validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on the said shares), as follows:

Name of Member	Number and Type of Shares Held
Tiger Global Private Investment Partners IV, L.P.	2,443,402 Series B
Scott Shleifer	78,236 Series B
Feroz Dewan	42,127 Series B
Lee Fixel	8,238 Series B

10.

Based solely on a search of the public records in respect of the Company maintained at the offices of the Registrar of Companies on 18 December 2006 which would not reveal details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search) and a search of the Index of Civil Suits maintained at the Supreme Court Registry, Road Town, Tortola British Virgin Islands conducted on 18 December 2006 (which would not reveal details of proceedings which have been filed but not actually entered in the Index of Civil Suits at the time of our search), there are no judgments against the Company, nor any legal or governmental proceedings pending in the British Virgin Islands to which the Company is subject, and no steps have been, or are being taken in the British Virgin Islands for the appointment of a receiver, administrator or liquidator to, or for the winding-up, dissolution, reconstruction or reorganization of, the Company (however, it should be noted that failure to file notice of appointment of a receiver does not invalidated the receivership but only gives rise to penalties on the part of the receivers.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

Schedule “A”

Tiger Global Private Investment Partners IV, L.P.

101 Park Avenue

48th Floor

New York, NY 10178

Scott Schleifer

101 Park Avenue

48th Floor

New York, NY 10178

Feroz Dewan

101 Park Avenue

48th Floor

New York, NY 10178

Lee Fixel

101 Park Avenue

48th Floor

New York, NY 10178

EXHIBIT G

Opinion of Goulston & Storrs

[Letterhead of Goulston & Storrs]

December 19, 2006

The Investors Identified on Schedule I (the “Investors”)

101 Park Avenue, 48th Floor

New York City, New York 10178

Re: Longtop Financial Technologies Limited

Ladies and Gentlemen:

We have acted as special U.S. counsel to Longtop Financial Technologies, an International Business Company under the laws of the British Virgin Islands (the “Company”), in connection with the Series B Preferred Share Purchase Agreement, dated the date hereof (the “Agreement”), between the Company and the Investors. Capitalized terms defined in the Agreement and not otherwise defined herein are used herein with the meanings so defined.

This opinion letter is furnished to you pursuant to Section 4.13 of the Agreement.

We have examined the following documents (the “Documents”):

(i)	the Agreement;

(ii)	the Amended and Restated Investor Rights Agreement, dated the date hereof, between the Company and the Investors; and

(iii)	the Amended and Restated First Refusal and Co-Sale Agreement, dated the date hereof, between the Company and the Investors.

Except as otherwise may be noted herein, in rendering this opinion letter we have examined and relied solely upon the following and we have made no other inquiry, investigation or documentary review whatsoever:

(i)	the Documents;

(ii)	the representations and warranties as to factual matters contained in the Documents; and

(iii)	the certificate delivered at the Closing as to resolutions adopted by the Directors of the Company and other matters.

In addition, we have reviewed such provisions of (i) the laws of the State of New York, as applied by courts located in the State of New York, and (ii) the laws of the United States of America as we have deemed necessary in order to express the opinions set forth below.

Based solely on the foregoing, and subject to the limitations and qualifications set forth below, we are of the opinion that:

1. The execution and delivery by the Company of the Documents do not, and the performance by the Company of its obligations under the Documents will not, violate any provision of existing Federal law or law of the State of New York applicable and material to the Company or any of its assets.

2. Each Document constitutes the valid, binding and enforceable obligation of the Company.

3. The execution and delivery of the Documents by the Company and the consummation of the transactions contemplated thereby do not require the consent or authorization of, or notice, filing or registration with, any United States or New York governmental authority or instrumentality, except as may be required under the securities laws of the United States and the State of New York in connection with the transactions contemplated by the Agreement or any offers or sales of securities following the completion of the transactions contemplated by the Agreement.

The opinions expressed herein are subject to the following limitations and qualifications:

A. We have assumed (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the conformity to original documents of all documents submitted to us as electronic, certified, facsimile or photostatic copies, (iv) the authenticity, accuracy and completeness of all documents submitted to us as originals or as copies of originals, (v) the Documents as executed and delivered are identical to the drafts thereof reviewed by us in all respects material to the opinions expressed herein, (vi) the absence of mutual mistake or misunderstanding and of fraud, coercion, duress or other similar inequitable conduct in connection with the negotiation, execution and delivery of the Documents and the transactions contemplated thereby and (vii) that any transaction contemplated by the Documents that is subject to the laws of the People’s Republic of China, the British Virgin Islands or any jurisdiction other than the United States or New York has been or will be performed in compliance with such laws.

B. We have assumed that (i) the Company is duly organized, validly existing and in good standing in its jurisdiction of organization; (ii) each person named as a party to any of the Documents (a) has all requisite power and authority and has taken all necessary corporate or other action to authorize it to execute and deliver, and to perform its obligations under, such of the Documents and other related documents as may be executed in connection therewith and to which it is a party and to effect the transactions contemplated thereby and (b) has duly executed and delivered such Documents and other related documents; (iii) the Documents constitute valid, binding and enforceable obligations of each such person; and (iv) the consideration to be received by the Company pursuant to the Documents is adequate and has been delivered to or for the benefit of the Company on the date hereof. This opinion letter does not take account of, and we express no opinion with respect to, (i) any requirement of law that may be applicable to the Company or any such person by reason of the legal or regulatory status of any such person or by reason of any other facts particularly pertaining to any such person or (ii) any approval or consent arising out of any contract or agreement (other than the Documents) to which any such person is a party or by which it may be bound.

C. The opinions expressed herein as to the validity, binding effect and enforceability of the Documents are specifically qualified to the extent that the validity, binding effect or enforceability against the Company of any obligations of the Company under any of the Documents, or the availability or enforceability of any of the remedies provided therein or otherwise may be subject to or limited by, (i) applicable bankruptcy, insolvency, receivership, reorganization, fraudulent conveyance, moratorium and other similar statutory or decisional laws, enacted or in effect at any time, pertaining to the relief of debtors or affecting the rights of creditors, (ii) general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law, (iii) the exercise of judicial or administrative discretion, (iv) the application by courts of competent jurisdiction of policies or laws determined to have a paramount public interest, (v) each Investor’s implied duty of good faith and fair dealing and (vi) the availability or enforceability of particular remedies, of exculpatory provisions and of waivers of rights contained in the Documents, which remedies, provisions and waivers may be limited by equitable principles or applicable laws, rules, regulations, court decisions and constitutional requirements.

D. The opinions expressed herein, insofar as they relate to the enforceability of the choice of law provisions of the Documents designating New York law as the law applicable to the construction and interpretation of the Documents, are (i) limited to courts of the State of New York and Federal courts located within the State of New York, and (ii) predicated upon the language of Sections 5-1401 and 5-1402 of the New York General Obligations Law. We point out that, notwithstanding the language of Sections 5-1401 and 5-1402 of the New York General Obligations Law, courts located within the State of New York have taken and may continue to take into consideration, in determining whether to give full force and effect to a contractual choice of law provision specifying New York law as applicable, whether New York has contacts with the transaction at issue which are so minimal as to make enforcing the choice of law provision inappropriate or unreasonable.

E. This opinion letter is limited to the legal matters explicitly addressed herein and does not extend, by implication or otherwise, to any other matter. Without limiting the generality of the foregoing, no opinion is expressed herein with respect to, or the effect any of the following may have upon any opinion expressed in this opinion letter: (i) securities laws (including, without limitation, the anti-fraud provisions thereof), (ii) tax, labor or employment matters, including without limitation, pension and employee benefit matters, (iii) the charging of compound interest, usury, so-called “loan sharking” or other similar matters, (iv) the validity, binding effect or enforceability of any indemnification or contribution provisions contained in the Documents, (v) any provision of the Documents with respect to submission to jurisdiction, waiver of service of process and venue, appointment of a receiver, waiver of trial by jury, subrogation rights, penalties or charges, powers of attorney, prohibitions of assignment or other restrictions on alienation, delay or omission of enforcement of rights or remedies, severability, marshaling of assets, requiring property insurance in excess of full replacement value of the relevant property or purporting to authorize any person to collect or make any claim against rents without taking actual possession of or exercising control over the relevant premises, (vi) the principles of fiduciary duty, (vii) money laundering and anti-terrorist laws, or (viii) the authorization of the terms, execution, delivery and performance of and/or the enforceability of provisions of the Documents to the extent such authorization or enforceability is predicated upon any of the foregoing.

F. We are not passing upon and do not assume any responsibility for the accuracy, sufficiency, completeness or fairness of any statements, representations, warranties, descriptions, information or financial data supplied to the Investors in or with respect to the Documents or the transactions contemplated thereby or the fairness of such transactions themselves, and we make no representation that we have independently verified the accuracy, sufficiency, completeness or fairness of any of the foregoing.

G. The opinions expressed herein are limited to the existing laws of (i) the State of New York as applied by courts located in the State of New York, and (ii) the United States of America. We express no opinion as to choice or conflicts of laws or as to the laws of any other jurisdiction.

H. The opinion expressed in Paragraph 3 relates only to consents and approvals and filings that, in our experience, are normally applicable to transactions of the type contemplated by the Documents.

All opinions expressed herein are as of the date hereof (unless otherwise stated), and we assume no obligation to update such opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law that may hereafter occur. This opinion letter is furnished to you at the direction of the Company and is exclusively for the purpose of satisfying the conditions set forth in Section 4.13 of the Agreement and shall not, without our prior written consent, be relied upon by, or furnished or disclosed in whole or in part to, any other person or used for any other purpose, except as may otherwise be required by law.

Very truly yours,

/s/ Goulston & Storrs, A Professional Corporation

Schedule I

Tiger Global Private Investment Partners IV, L.P.

Scott Shleifer

Feroz Dewan

Lee Fixel